Exhibit 99.3
DESCRIPTION OF ELICIO’S BUSINESS
BUSINESS
Overview
Elicio is a clinical-stage biotechnology company pioneering the development of therapeutic cancer vaccines for patients with limited treatment options and poor outcomes. Through its AMP platform technology, Elicio’s goal is to re-engineer the body’s immune response to defeat diseases using potent lymph node targeted vaccines and immunotherapies.
Elicio’s proprietary AMP technology precisely traffics immuno-modulatory molecules to the lymph nodes, the “schoolhouse” of the immune system, enhancing the magnitude, potency, functionality, and durability of the immune response. The lymph nodes are a primary site in the body where most immune cells are located. The lymph nodes are where the immune system naturally collects information about health and disease in order to orchestrate the mechanisms of immunity which protect us from pathogens and tumors. By efficiently targeting these sites within the body we are taking advantage of the power and the unique biology of the lymph nodes to improve responses across a broad range of diseases. Elicio’s is utilizing its lymph-node targeting technology to build a pipeline of therapeutic cancer vaccines, which will be the focus of Elicio. Other applications of the AMP technology, such as infectious disease vaccines and immune cell therapies, will be developed through partnerships.
Elicio’s core business is the development of therapeutic cancer vaccines. ELI-002, its lead clinical program, is designed to stimulate an immune response against the KRAS mutations driving 25% of solid tumors. ELI-002 is currently AMPLIFY-201 in patients with mutant (m)KRAS-driven PDAC and CRC.
The ELI-002 program is planned to provide multiple potential pathways to success, including enrolling a cohort of patients with PDAC or CRC in a planned Phase 1/2 study called “AMPLIFY-7P”. Also, subject to receipt of additional funding following the Merger, a clinical trial to study the combination of ELI-002 + LIBTAYO® (cemiplimab, Regeneron’s FDA-approved anti-PD-1 therapy) is planned. Studies are also being considered in other solid tumors and where ELI-002 could target additional RAS isoforms, such as neuroblastoma ras (NRAS) and Harvey rat sarcoma (HRAS), to further expand the addressable population for ELI-002. ELI-002 has the potential to be a universal, all-stage immunotherapeutic for treating and preventing mKRAS-driven cancers.
While past cancer vaccine efforts have struggled to induce a sufficient immune response to drive meaningful clinical benefit to patients, ELI-002 is poised to overcome these historical challenges through three advances intended to induce potent antitumor immune activity:
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The first major advance is the smart trafficking of ELI-002 to the lymph nodes after subcutaneous administration, generating tumor-targeted immune responses of increased magnitude, function, and durability.

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The second advance is the clinical innovation of administering ELI-002 in the adjuvant setting, where ELI-002 is given after the patient has completed surgery and initial standard of care treatments to reduce the size and quantity of existing tumors and micrometastases. Using ELI-002 in the adjuvant setting is intended to maximize the number of mKRAS-targeting immune cells relative to the number of tumor cells. This strategy provides the potential for ELI-002 to eliminate any remaining residual disease in order to give the patient a longer period of disease control.

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The third advance is the inclusion of seven mKRAS peptides allowing ELI-002 to be used in additional patient populations, as well as offering the potential to target potential tumor-acquired escape mutations, thereby increasing the durability of responses to treatment.

Through ELI-002, Elicio is exploring whether its lymph node targeting technology can create effective therapeutics out of biologically validated targets that have previously failed to induce clinically meaningful immune responses. This can be done quickly and efficiently, minimizing the time and cost for new target validation. Elicio is developing additional lymph node targeted therapeutic cancer vaccines using a similar approach to ELI-002, including ELI-007 for use in the treatment of mutant (v-raf murine sarcoma viral oncogene homolog B1) BRAF-driven cancers and ELI-008 for use in the treatment of mutated Tumor protein p53 (TP53) expressing cancers. Examples of mutant BRAF-driven and TP53-expressing cancers include melanoma, CRC, and NSCLC.
Elicio is also committed to maximizing the potential value of the AMP platform in non-core applications via collaboration and partnership opportunities. These non-core applications include immune cell therapy ‘AMP-lifiers’ which enhance the immunologic effects of T Cell Receptor (TCR) T cell and Chimeric Antigen Receptor (CAR) T T cell therapeutics, infectious disease vaccines, and AMP adjuvants, including ELI-004 (AMP-CpG, a component of ELI-002), as well as a pipeline of “next generation” adjuvants in development. Continuing to expand a network of academic, foundation, and biopharmaceutical collaborations and commercial partnerships to develop these other applications of the AMP platform could validate and create pipeline programs, potentially benefit a larger population of patients and generate additional funding for Elicio.
Elicio is led by a team with extensive experience in immuno-oncology, biologics, drug discovery platform technologies, clinical development, general management, financing, and business development transactions. Members of the management team have had extensive involvement in multiple mergers and acquisitions deals, as well as several initial public offerings, follow-on offerings, and partnering deals.
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Elicio’s Chief Executive Officer, Robert Connelly, has more than 20 years of experience as a life sciences CEO. Prior to joining Elicio, Mr. Connelly served as CEO of Axcella Health Inc., Pulmatrix, Inc., and Domantis Ltd. and also served as a Venture Partner at Flagship Pioneering.

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Elicio’s Chief Medical Officer, Christopher Haqq, M.D, Ph.D., is a medical oncologist with extensive experience, including senior executive roles at Atara Biotherapeutics, Inc., Cougar Biotechnology, Inc., and Janssen Oncology, Inc., as well as an academic role at the University of California, San Francisco Division of Hematology and Oncology.

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Elicio’s interim Chief Financial Officer, Daniel Geffken, who also sits on the Elicio Board, has more than 30 years of experiences in the life sciences industry. Mr. Geffken has served as CFO and strategic consultant to numerous companies, including Apellis Pharmaceuticals, Inc., Cidara Therapeutics, Inc., Cabaletta Bio, Inc., Homology Medicines, Inc., Stealth BioTherapeutics, LLC, and Transkaryotic Therapies, Inc.

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Elicio’s Chief Business Officer, Annette Matthies, Ph.D., has nearly 20 years of biotech experience in corporate strategy, business development, new product planning, and private and public fund raising, including roles at eFFECTOR Therapeutics, Inc., Receptos, Inc., Abbott Laboratories Inc., Facet Biotech Corporation, and Biogen Inc.

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Elicio’s Chief Scientific Officer, Peter DeMuth, Ph.D., has over a decade of experience in oncology, immunology, and materials science. He oversaw efforts to develop novel technologies for immunotherapy at the MIT Koch Institute for Integrative Cancer Research (Koch Institute), in affiliation with the Ragon Institute of Massachusetts General Hospital (Ragon Institute)(MGH), MIT, and Harvard University, prior to joining Elicio as a founding scientist.

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Members of Elicio’s management team have contributed to product development programs that have received regulatory approval and been successfully commercialized, including Abraxane®, Avastin®, Breyanzi®, Ebvallo™, Herceptin®, Rituxan®, Yondelis®, and Zytiga®.

In addition to its strong leadership team, the expertise and experience of Elicio’s scientific advisors positions it well to realize its goal of pioneering the development of therapeutic cancer vaccines for patients with limited treatment options and poor outcomes. Elicio’s scientific advisors offer expert technical guidance to help shape Elicio’s scientific and strategic direction, while also raising Elicio’s profile lending it greater credibility and visibility in the biotechnology industry. While there are no formal rules or procedures for the scientific advisory board, scientific advisors hold meetings throughout the year where they interact with appropriate members of the Elicio management team in real-time, lending expertise and guidance as needed. The members of the scientific advisory board receive equity and cash compensation pursuant to consulting agreements with Elicio, however, Dr. Adams and Dr. Ruffolo only receive compensation for their service on the Elicio Board and do not receive additional compensation for their role on the scientific advisory board.
Elicio’s scientific advisory board includes the following members:
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Darrell Irvine, Ph.D., Chairman of Elicio’s scientific advisory board, holds positions at the Koch Institute, the Ragon Institute, and Harvard University, along with being a Howard Hughes Medical Institute Medical Fellow

•	Julian Adams, Ph.D., Chairman of Elicio’s Board and retired Chief Executive Officer of Gamida Cell Ltd.

•	Adrian Bot, M.D., Ph.D., Chief Scientific Officer and Executive Vice President, Research & Development at Capstan Therapeutics, Inc. and formerly Head of Research at Kite Pharma, Inc.
•	Emanuele Ostuni, Ph.D., former Head of Europe for Cell and Gene Therapies at Novartis Oncology.
•	Robert R. Ruffolo, Ph.D., current member of Elicio’s Board and retired President of Research & Development at Wyeth, LLC.
•	Pashtoon Kasi, M.D., M.S., Director Colon Cancer Research and Director PrecisionMed, LLC.
Elicio’s Pipeline
Elicio’s AMP platform has broad potential across cancer, infectious diseases, and other diseases. Among its development candidates, Elicio intends to internally advance ELI-002 for mutated RAS-driven cancers, and advance ELI-007 for mutant BRAF-driven cancers and ELI-008 for mutant TP53-expressing cancers.
Elicio intends to advance additional applications of the AMP platform via out-licensing, co-development, or other partnership arrangements. These other applications include immune cell therapy AMP-lifiers for both CAR T cell therapeutics (e.g., ELI-011 for hematological cancers) and TCR T cell therapeutics (e.g., ELI-012 for mKRAS-driven solid tumors). Elicio has also completed preclinical proof-of-concept assessments related to the intranasal and subcutaneous use of the AMP platform to prevent infectious diseases, including COVID-19. Finally, Elicio is advancing a pipeline of multiple ‘next-generation’ AMP adjuvants that can be applied with external vaccines, therapeutic or prophylactic, including its lead adjuvant ELI-004, a component of ELI-002. Elicio’s most advanced development initiatives, their current stage of development, and the next anticipated major milestone for each program are presented in the chart below.
Elicio's Development Pipeline

CORE BUSINESS – ONCOLOGY VACCINES

	PROGRAM	TARGET	INDICATION(S)	RESEARCH	PRECLINICAL	PHASE 1	PHASE 2	PHASE 3	COLLABORATION
Therapeutic Cancer Vaccines	ELI-002 (2P)	mKRAS	PDAC, CRC, NSCLC	AMPLIFY-201					-
	ELI-002 (7P)	mKRAS	PDAC, CRC, NSCLC	AMPLIFY-7P					-
	ELI-002 + cemiplimab	mKRAS	PDAC, CRC, NSCLC	AMPLIFY-202 *					REGENERON **
	ELI-008	mTP53	Undetermined						GI RESEARCH FOUNDATION ***
	ELI-007	mBRAF	Undetermined						GI RESEARCH FOUNDATION ***

* Phase 2 combination trial to initiate post Phase 1a safety evaluation of AMPLIFY-7P

** Regeneron to supply cemiplimab for study, Elicio retains full worldwide rights to ELI-002

*** Elicio owns full worldwide rights to ELI-007 and ELI-008

AMP PARTNERING OPPORTUNITIES

	PROGRAM	TARGET	INDICATION(S)	RESEARCH	PRECLINICAL	PHASE 1	PHASE 2	PHASE 3	COLLABORATION
Cell Therapy AMP-lifiers	ELI-012	mKRAS	Solid Tumors						NIH NATIONAL CANCER INSTITUTE
	ELI-011	CD19	Liquid Tumors						MOFFITT CANCER CENTER
Infectious Disease Vaccines	ELI-005	SARS-CoV-2	COVID-19						
	Undisclosed	Multiple	Multiple						
Adjuvants	ELI-004	TLR9	Multiple	AMPLIFY-201^					
	Undisclosed	Multiple	Multiple						

^ ELI-004 (AMP-CpG) is a component of ELI-002 and as such is incorporated in the AMPLIFY-201 study; ELI-004 is a component of all pipeline programs

PDAC: pancreatic ductal carcinoma; CRC: colorectal carcinoma; NSCLC: non-small cell lung carcinoma; mKRAS: mutant Kirsten Rat Sarcoma; mBRAF: mutant homolog B of the Rapidly Accelerated Fibrosarcoma; mTP53: mutant tumor protein p53

Elicio’s Strategy
Elicio is re-engineering the body’s immune response to defeat cancer and infectious diseases with potent lymph node targeted immunotherapies and vaccines. To achieve this, Elicio intends to:
•	Rapidly advance its lead mutant KRAS-targeted program, ELI-002, which is designed to address approximately 25% of all solid tumors.

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Augment the ELI-002 program through external collaborations that combine ELI-002 with complementary mechanisms to provide greater benefit and expand the treatable population, as in its supply agreement with Regeneron.

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Develop its pipeline of therapeutic cancer vaccines to follow ELI-002, including ELI-007 for mutant BRAF-driven cancers and ELI-008 for mutant TP53-expressing cancers, and continue to identify additional biologically validated but hard-to-drug targets that can be “activated” through lymph node engagement.

•	Create economic and strategic value through licensing and partnerships for other applications of the AMP platform including cell therapy AMP-lifiers, infectious disease vaccines, and AMP adjuvants.
•	Continue to build out and expand upon applications of the AMP platform to capitalize on the potential of the technology and significant breadth of product opportunities available.
Background
Elicio’s focus on the AMP platform technology is founded upon an intimate appreciation of the lymphatic system’s critical involvement in the functioning of the human immune system. Elicio believes the therapeutic utility of currently approved immunotherapies is limited in many cases due to the inability of those therapies to adequately engage with the critical immune cells resident in the lymph nodes responsible for stimulating adaptive immunity, including priming T cell activation, and promoting antibody responses. The AMP platform is specifically intended to remedy this issue and the majority of Elicio’s product candidates, including ELI-002, has been constructed upon this central tenet. The relationship between the lymphatic and immune systems, and the significance of that relationship for immunotherapy, is summarized below.
A primer on the adaptive immune system
The adaptive immune system is part of the human immune system and is made up of B lymphocytes and T lymphocytes. B lymphocytes, also known as B cells, are involved in the humoral immune response, differentiating into antibody-secreting plasma cells on activation and recognition of a disease-specific molecular structure known as an antigen. T lymphocytes, also known as T cells, participate primarily in the cell-mediated immune response and are capable of specific antigen-directed recognition and elimination of pathogenic threats.
T cells can be further segregated into distinct cell types, with the primary types being CD8+ T cells, which are also referred to as cytotoxic lymphocytes (CTLs) and CD4+ “helper” T cells. CD8+ T cells specifically recognize and eliminate cells infected with viruses, other pathogens, or cancer-associated mutations. In contrast, CD4+ T cells, which have limited cytotoxic activity, participate in the immune response by directing the activity of other cells, in particular B cells and CD8+ T cells.
Antigen presenting cells (APCs) are a functional class of immune cells capable of taking up antigens by a variety of mechanisms and then processing and presenting them to lymphocytes for recognition by the adaptive immune system. Dendritic cells (DCs) are APCs particularly well suited to driving the adaptive immune response through direct interaction with adaptive immune cells to modulate and support their function.
The lymphatic system and its key role in effective immune response
Lymph, a clear extracellular fluid, contains waste products and cellular debris collected from peripheral tissues. The lymphatic system is a complex network of interconnected vessels, nodes, and organs through which lymph flows. One of its primary functions involves collecting and concentrating molecular cues of health and disease for monitoring by the immune system.
The lymphatic system plays a major role in the production, differentiation, and proliferation of both B cells and T cells, and the lymph nodes serve a critical role in lymphocyte activation and acquisition of essential functionality. As noted in the figure below, the lymph nodes act as the schoolhouse of the immune system and play a key role in activating the immune system in response to detected threats from cancer and pathogens.

Immune Response is Orchestrated in the Lymph Nodes

Lymph nodes are found throughout the body and are located on the lymphatic vessels at various intervals along the lymphatic routes. During the process of circulating through the lymphatic system, lymph fluid accumulates antigens and other biomolecules captured from the tissues. This fluid then drains into the lymph nodes, where it encounters T cells and B cells congregated together with APCs.
APCs and certain other immune cells contained in the lymph nodes function to constantly sample the lymph fluid searching for signs of potential threats within the body. APCs serve as sentinels to orient the cells of the adaptive immune response to develop a properly targeted and functional protective response by presenting these cues to B cells, T cells, and other immune cells within the lymph nodes. The activation of B cells and T cells with proper specificity and functionality marks the genesis of the adaptive immune response whereby numerous disease-specific and functionally-matured lymphocytes are expanded and deployed.
After sufficient interaction with APCs within the lymph nodes, these activated B cells and T cells exit the lymph nodes and eventually enter the bloodstream, which distributes them throughout the body to accumulate at disease sites or other lymphoid organs. Critically, signaling delivered between immune cells residing in the lymph nodes orchestrates the immune response to determine the magnitude, potency, persistence, functionality, specificity, and memory capacity of the developing response.
Many vaccine components and other small molecules manufactured to help enhance the immune response against disease unfortunately easily pass through the blood vessel walls at the site of injection and are quickly flushed away into the systemic circulation without entering into or engaging within lymph nodes. In consequence, these conventional antigens and immunomodulators are not readily detected by APCs, B cells, or T cells resident in the lymph nodes and fail to optimally stimulate immune responses, which in turn reduces their efficacy in eliminating disease. Larger molecules, such as proteins, on the other hand, are unable to fit through the pores lining small blood vessels in the tissues and are instead carried away from the tissues by the lymph flow into the lymph nodes.
Elicio believes the improved delivery to the lymph nodes inherent with larger molecules holds great promise for enhanced immunological responses and therapeutic efficacy. Elicio’s AMP platform is designed to use this ability of larger molecules to deliver therapeutic payloads of interest to the lymphatic system.
The left side of the figure below shows how vaccines, and some immunotherapies, rapidly enter the bloodstream after injection into tissues and circulate to sites that are either immunologically insignificant or tolerogenic, hindering their ability to effectively activate immune cells or increasing accumulation in areas where the immune response is suppressed. The right side shows the distribution of the agents is controlled by their molecular size. Smaller molecules tend to be distributed more substantially by blood vessels to irrelevant sites, while larger molecules like protein albumin are effectively collected by lymph vessels and concentrate in lymph nodes.

AMP Reprograms Biodistribution to Promote Targeted Delivery
of Payloads (e.g., Antigens, Adjuvants) to Lymph Nodes

Immunotherapy and limitations of current therapies
Immunotherapy is a treatment intending to harness the components and mechanics of the immune system to address diseases and disorders. All current immunotherapy modalities, including efforts to develop robust therapeutic cancer vaccines, have inherent limitations with respect to their efficacy. While general immune activity directed at target antigens has been observed with cancer vaccines during clinical evaluation, reduction in tumor loads has not been frequently noted. Contributing to this lack of efficacy is the low immunogenicity of tumor-associated antigens (TAAs), down regulation of antigen presentation and processing mechanisms involving T cell recognition of tumor cells, especially in the late stage and advanced settings of disease, and the loss of adequate expression of positive costimulatory signals. These negative factors result in limited generation of tumor antigen-specific T cells as well as impaired fitness of anti-tumor T cells.
Further complicating development efforts has been testing of these cancer vaccines in patients with large advanced or metastatic solid tumors, where the number of tumor cells vastly exceeds the number and capacity of activated T cells to induce a commensurate response. This tumor environment is compounded by the difficulties of T cell infiltration into the tumor microenvironment (TME) and mechanisms by which tumor cells evade detection by the immune system.
Other mKRAS-targeted therapeutic cancer vaccines have been studied in humans. Elicio believes the results of these trials, though insufficient to result in regulatory approval due to shortcomings of these prior approaches, provide support for the use of a mKRAS-targeted therapeutic cancer vaccine. Further, Elicio expects a lymph node targeting AMP construct to potentially generate additional efficacy through induction of a much stronger immune response compared to a non-lymph node targeted agent.
Another limitation of current immunotherapies Elicio believes ELI-002 has the potential to address relates to immune checkpoint inhibitors (CPIs). CPIs have proven to be significant advances in cancer treatment. According to a January 2023 report from Allied Market Research, the global CPI market was valued at $34.9 billion in 2021 and is forecast to reach $155.1 billion by 2031. CPIs require anti-tumor tumor infiltrating lymphocytes (TILs) in the tumor microenvironment to be effective. Patients whose tumors lack TILs are considered to have “cold” tumors and typically fail to respond to treatment.
Elicio believes this can be addressed by its technologies enabling the immune system to interact with tumor antigens inside the lymph node, where they can receive support from the natural stimulatory signals and cells unique to the specialized immune structure of the lymph node. Elicio conceives of this as a schoolhouse for anti-tumor targeted therapy and believes such therapies can turn cold tumors “hot”, making them more amenable to treatment by CPIs.

Elicio’s Product Candidates
Elicio’s AMP platform has broad potential across cancer, infectious diseases and other diseases. Among its development candidates, Elicio intends to internally advance ELI-002 for mutant RAS-driven cancers, ELI-007 for mutant BRAF-driven cancers, and ELI-008 for mutant TP53-expressing cancers.
Elicio intends to advance additional applications of the AMP platform via out-licensing, co-development, or other partnership arrangements. These other applications include immune cell therapy AMP-lifiers for both CAR T cell therapeutics (e.g., ELI-011 for hematological cancers) and TCR T cell therapeutics (e.g., ELI-012 for mKRAS-driven solid tumors). Elicio has also completed preclinical proof-of-concept assessments related to the intranasal and subcutaneous use of the AMP platform to prevent infectious diseases, including COVID-19. Finally, Elicio is advancing a pipeline of multiple ‘next-generation’ AMP adjuvants that can be applied with external vaccines, therapeutic or prophylactic, including its lead adjuvant ELI-004, a component of ELI-002.
ELI-002: Elicio’s Product Candidate for mutant KRAS-Driven Cancers
ELI-002 is a structurally novel AMP therapeutic vaccine targeting mKRAS-driven cancers. KRAS mutations are among the most prevalent in human cancers. ELI-002 is comprised of AMP-modified mKRAS peptide antigens and ELI-004, an AMP-modified immune-stimulatory oligonucleotide adjuvant.
Patients are treated with ELI-002 for a period of six months during which they receive a “prime” series of subcutaneous injections, weekly for the first month and then every two weeks for the second month. After a 3-month rest period, the response is “boosted” with weekly doses of ELI-002 for another month. This is analogous to many standard vaccination programs with the initial “prime” and later “boost” period.
Dosing & Administration for ELI-002

Background on the oncogene KRAS
The KRAS protein relays signals from outside of the cell membrane to the cell nucleus. As such, it is an early component in many signal transduction pathways and influences the expression of downstream genes involved in the regulation of cell growth, cell differentiation, and cell death (also referred to as apoptosis).
In normal physiology, guanosine diphosphate (GDP) preferentially binds with KRAS. This molecular interaction results in KRAS remaining in an inactive state. KRAS transitions into an active state when stimulatory signals cause the replacement of GDP with guanosine triphosphate (GTP). Mutations to the KRAS gene result in a bias towards active protein expression and unregulated and dysfunctional cell growth, which are hallmarks of cancer.

Targeting mutated KRAS using immunotherapy presents several potential advantages. First, mutated KRAS alleles are neoantigens, found exclusively in the tumor cells and not in normal tissues. This target specificity is thought to limit immune activity related to a potential on-target, but off-tumor, response.
In addition, as a truncal mutation, KRAS is a genetic driver of malignant changes across multiple cancers, causing a phenomenon known as “oncogene addiction,” where each tumor cell must maintain the expression of the target- mutated KRAS protein to remain viable. Such uniform expression across every transformed cell in a particular tumor holds the promise that immunological approaches may enable complete tumor eradication. Further, because these mutations are neoantigens, they are not afforded immune tolerance. Therefore, the body’s natural T cell repertoire is not depleted of high affinity antigen-specific T cell receptors, which are critical to a robust T cell-directed response.
KRAS mutations occur in exon 2, frequently at amino acid 12. G12D, G12C, G12V, G12R, G12S, and G12A, along with G13D, are commonly responsible for oncogenic KRAS activation. The amino acids surrounding position 12 are identical across the three RAS isoforms (KRAS, HRAS, and NRAS) and can be targeted by cross-reactive T cells. Different KRAS mutations may exhibit differing abilities to drive cancers originating in different tissues. For instance, the G12D mutation is commonly associated with gastrointestinal cancers, including pancreatic, colorectal, bile duct, and gall bladder cancer, while the G12C mutation is more common to lung cancer.
While significant advances in the understanding of the genetic mutations associated with mKRAS-driven cancers have been made, development of safe and efficacious therapeutics targeting KRAS mutations has lagged. While the anti-tumor activity of small molecule candidates specifically targeting the G12C mutation such as sotorasib and sitravatinib have generated considerable enthusiasm in clinical trials involving NSCLC patients, the lack of a suitable binding site, together with the high binding affinity of GTP, have limited the ability to successfully target other important KRAS mutations among the most common mutations in solid tumors, including those such as G12D, G12R, and G12V. Effective treatments for mKRAS-driven cancers remain a significant unmet medical need.
The figure below shows the seven KRAS driver mutations targeted by ELI-002 are present in 25% of all solid tumors. In particular, 93% of PDAC and 52% of CRC tumors, those most prevalent in the AMPLIFY-201 study, are positive for KRAS mutations. Together, the addressable market opportunity for treating patients with some or all of the seven KRAS mutations targeted by ELI-002 is measured in the billions of dollars.
ELI-002 may find therapeutic utility as a treatment for a variety of cancers

While ELI-002 is initially being studied in patients with mKRAS-driven PDAC, CRC, and NSCLC, there remains significant opportunity in additional mKRAS-driven cancers, as seen in the figure above. Other cancers with significant proportions of KRAS mutations include bile duct and ovarian cancers. In addition to other cancer types, ELI-002 also has the ability to treat cancers with mutations at all three RAS isoforms including NRAS and HRAS, as well as KRAS, providing the potential to treat additional patient populations with unmet need in cancers including bladder, gallbladder, and acute myeloid leukemia (AML).

The results of Elicio’s preclinical studies have provided evidence of ELI-002 activity against KRAS mutations
The results generated in a series of preclinical evaluations of ELI-002 highlight the therapeutic potential of the AMP platform and have supported ELI-002’s advancement into clinical trials. Mice (n=5) were dosed with AMP-modified 18-mer peptide sequences of KRAS mutations, along with AMP-modified CpG, with a second dose of the AMP-combination administered 14 days later, and the immune response generated by AMP constructs assessed after an additional seven days. Shown below are the results produced by AMP constructs specifically targeting the KRAS G12D, G12R, and G12V mutations, compared to untreated animals and animals dosed with unmodified KRAS peptides plus either the CpG adjuvant or a polyI:C adjuvant. G12D, G12R, and G12V mutations are commonly associated with gastrointestinal cancers. The data show the AMP-modified peptide sequences significantly boosted immune response compared to the non-modified sequences.
AMP-modified KRAS peptides generated strong immune responses across a range of KRAS mutations

These studies demonstrate the ability of an AMP vaccine to produce an enhanced immune response in mice with mean activity enhanced 40-fold compared to soluble G12V peptide plus soluble adjuvant, at least 60-fold compared to soluble G12R peptide plus adjuvant, and 400-fold compared to soluble G12D peptide plus adjuvant.
These data suggest not only does the AMP platform produce more T cells, but these T cells have improved functionality. The AMP-modified peptide/adjuvant combination’s ability to stimulate a strong immune response was demonstrated in additional studies evaluating the increase in cytokine levels generated by T cells induced with AMP-modified G12D peptides. Mice were administered the AMP construct four times at two-week intervals, with cytokine levels measured at intervening periods. These cytokine levels were compared against levels detected in T cells collected from untreated animals and after the administration of soluble peptide vaccines containing either soluble CpG or poly I:C adjuvant. As presented in the figure below, the AMP-modified peptides given with AMP-CpG generated increases in cytokine production from antigen stimulated T cells compared to either the untreated animals or animals treated with soluble peptide and adjuvant, with increased cytokine activity most pronounced after administration of both prime and boosting doses. Elicio believes this increase in cytokine activity is representative of the potency of an AMP-generated immune response and predictive of improvement to both T cell numbers and quality.

A booster dose generated increases in cytokine activity

Importantly, as illustrated in the figure below, after dosing in mice as described above, AMP-modified KRAS constructs promoted mKRAS-specific cytotoxic T cell function as evidenced by enhanced detection of granzyme production by T cells collected from AMP-vaccinated animals relative to comparators (p < 0.0001). In addition, when vaccinated mice were infused with mKRAS-pulsed target cells, only those who had received AMP vaccines were able to generate an mKRAS G12D-specific cytotoxic response (p < 0.0001). In these animals, ~50% of mKRAS-target cells were eliminated over the course of 16 hours, while comparator vaccines were inactive. In vivo cytotoxic activity against solid tumor models in mice has not been evaluated and thus tumor immunosuppressive effects were not assessed. As the reported studies were conducted in mice, the results described may not be applicable to solid tumors in humans.
AMP therapy induces cytotoxic T cell activity towards KRAS mutations

CD4 T Cells: G12D 18-mer
Granzyme B SFC / 1x10^6 splenocytes
1000
750
500
250
0
****
CD8 T Cells: G12D 9-mer
600
400
200
0
****
G12D 18-mer Pulsed Splenocytes
% Specific Killing In Vivo (16h)
80
60
40
20
0
-20
****
untreated
Sol KRAS G12D + CpG
Sol KRAS G12D + polyIC
Amph-KRAS G12D
+ Amph-CpG

Further evaluation of escalating doses of AMP-CpG combined with seven AMP-modified peptides (G12D, G12V, G12R, G12S, G12A, G12C, and G13D) in mice demonstrated induction of dose-dependent and consistent immune responses targeting all seven mKRAS epitopes. In the figure below, the higher the dose of AMP-modified CpG the higher the immune response. These results demonstrate the ability of an AMP-modified vaccine to simultaneously generate multiple functional immune responses in mice specific to a variety of KRAS mutant forms.
AMP therapy induces strong immune responses targeting seven common KRAS mutations

ELI-002 Clinical Development Program
The Phase 1 AMPLIFY-201 trial accelerated ELI-002 clinical development with a 2-peptide (2P) formulation, which targets the two most common KRAS mutations, G12D and G12R. The AMPLIFY-7P Phase 1/2 study expects to transition ELI-002 development to the clinic-ready 7-peptide (7P) formulation in the first half of 2023. In April 2022, Elicio received IND clearance from the FDA to commence AMPLIFY-7P, using the 7-peptide formulation of ELI-002. The IND submission package included all requisite preclinical and toxicology data for the 7-peptide formulation.

AMPLIFY-201: A Phase 1 clinical trial of ELI-002
Elicio is currently enrolling patients in AMPLIFY-201, a Phase 1 clinical trial of ELI-002 in patients with solid tumors, including CRC and PDAC. The AMPLIFY-201 trial is enrolling at eight cancer treatment institutions across the United States, including MD Anderson, where the first patient was dosed in October 2021. Other trial sites include Memorial Sloan Kettering, Massachusetts General Hospital, City of Hope, Northwell Health and University of Colorado, University of California, Los Angeles, and University of Iowa. Following this initial dose escalation trial, Elicio intends to expand patient eligibility to evaluate the potential of ELI-002 as a treatment for a number of KRAS-mutated cancers. The figure below depicts the AMPLIFY-201 protocol.
AMPLIFY-201 Protocol: 3+3 Dose Escalation Study with 2P Formulation

AMPLIFY-201 is configured as a Phase 1, U.S. multicenter, dose escalation study intended to evaluate the safety and tolerability of ELI-002, as well as provide immunologic and anti-tumor proof of concept. Elicio is enrolling up to 30 patients who have completed surgery for removal of the tumor and received standard of care treatment, yet remain positive for a biomarker indicating high relapse risk. The current standard of care for patients who remain positive for a biomarker following surgery and initial treatment is observation to monitor for relapse, which has a near certain probability of occurring. In PDAC patients who have positive ctDNA post-surgery, relapse occurs in 80%–85% of cases despite ‘curative’ resection with a median time of 9.9 months to recurrence. In CRC patients who have positive ctDNA post-surgery, radiologic recurrence was detected in ~79% of cases with a Kaplan Meier estimate of 0% survival at 3 years.
While past trials have evaluated immune therapy in advanced, metastatic cancer, Elicio designed its trial for patients who have had prior surgery to remove the tumor and have only minimal tumor cells remaining. Elicio believes limiting enrollment to those patients allows it to maximize the ratio of T cells to tumor cells (the so-called “effector to target” ratio), use ELI-002 in a window of opportunity where there is no suppression of T cell activity caused by other cancer treatments, and dose ELI-002 before the tumor may develop immunosuppressive barriers. The novel design of the AMPLIFY-201 trial was presented at the American Society of Clinical Oncology (ASCO) Annual Meeting in June 2022.
PDAC and CRC patients represent the majority of patients enrolled in the dose-escalation cohorts of the trial, though eligibility also includes several KRAS and NRAS mutation-related solid tumors such as NSCLC, ovarian cancer, and cancers of the bile duct and gallbladder.
AMPLIFY-201 employs investigational assays designed to detect circulating tumor DNA (ctDNA) and serum tumor biomarkers to identify patients with KRAS mutations who show signs of minimal residual disease in their blood before relapse is detected in traditional radiographic scans. These assays allow for rapid identification of the speed and magnitude of clinical antitumor response versus traditional survival endpoints to establish proof of concept. These assays will also be used to perform serial monitoring to assess the percentage of patients achieving Minimal Residual Disease (MRD) clearance throughout the study.
The adjuvant stage is unique due to post-surgery limitations on using radiographic endpoints such as RECIST and iRECIST. These endpoints also struggle to accurately measure the effects of immuno-oncology drugs, including unusual response patterns and pseudo-progression. Pseudo-progression occurs when immune therapy temporarily increases the size of the tumor on scans, which may indicate tumor destruction by immune cells and not cancer growth. This can lead to incorrect assessment and treatment for patients. To overcome these limitations, the AMPLIFY-201 trial uses serum tumor biomarkers (CA19-9 for pancreatic cancer, CEA for CRC) and ctDNA for quicker identification of ELI-002’s anti-tumor effects. These measures can be analyzed for kinetics and completeness, and compared to traditional endpoints such as overall survival and relapse-free survival. Furthermore, patients with detectable tumor at baseline were excluded in the adjuvant population studied in AMPLIFY-201, making radiographic response measures even less useful for proof-of-concept.
Trial participants are enrolled into one of five progressive open-label dose-escalating cohorts and are administered ELI-002 over six months divided into an eight-week immunization period, followed by a four-week booster period, separated by a three-month interval. After the ELI-002 treatment, participants continue for an 18-month long-term follow-up period. Trial endpoints include safety, determination of maximum tolerated dose, ctDNA and/or serum tumor biomarker change from baseline, relapse free survival, and immunological responses including cytokine activity and immune response and will be assessed throughout the 24 months of treatment and follow-up.
The Safety Review Committee cleared dose-escalating Cohorts 1 through 5. Elicio is close to the end of enrollment of the Phase 1 dose escalation in the AMPLIFY-201 clinical trial. ELI-002 dose escalation efficacy and safety data are anticipated to be presented at an upcoming medical conference in the second quarter of 2023. Elicio intends to use this clinical experience to select the starting dose for the Phase 1/2 AMPLIFY-7P trial.
AMPLIFY-7P: A Phase 1/2 clinical trial of ELI-002
In April 2022, Elicio received Investigational New Drug (IND) clearance from the FDA to commence AMPLIFY-7P, using the 7-peptide formulation of ELI-002. The Phase 1/2 AMPLIFY-7P trial is a U.S. multicenter study configured as an initial Phase 1a safety run-in of six to 12 patients to transition to the 7-peptide formulation and confirm the dose level established in AMPLIFY-201, followed by a Phase 1b dose expansion phase of three solid tumor cohorts in mKRAS-driven PDAC, CRC, and NSCLC, with each cohort enrolling between nine to 17 patients.
The Phase 1b dose expansion phase of the AMPLIFY-7P trial is depicted in the figure below. Elicio anticipates initiating the Phase 1a safety run-in of AMPLIFY-7P in the first quarter of 2023.
AMPLIFY-7P: Phase 1a safety “run-in” and Phase 1b dose expansion protocol

After completion of the Phase 1 portion of the trial, and subject to receipt of additional funding following the Merger, Elicio intends to conduct a multicenter Phase 2 study in PDAC patients, following R0 or R1 surgical resection. Elicio anticipates enrolling 93 patients in Phase 2, which will compare the recommended dose to a patient cohort receiving observation, the SOC for these patients. Patients will be administered a series of immunization doses which will be followed by a series of booster doses, following the dosing schedule of the Phase 1 trial. Patients enrolled in the observational SOC cohort will become eligible to crossover into the treatment cohort upon relapse. This proposed Phase 2 component of AMPLIFY 7P is shown in the figure below.
AMPLIFY-7P: Phase 2 Protocol

The primary endpoint of the Phase 2 portion will be relapse-free survival (RFS), an endpoint that has supported regulatory approval in post-surgical patients. An example is the recent approval of Merck's pembrolizumab for post-surgical melanoma patients, which was based on RFS. Further secondary endpoints of the Phase 2 portion will be clearance of ctDNA present at baseline, response rate for those patients who crossover from observation after relapse, and measurement of immunological responses. The ctDNA and serum tumor biomarker level endpoints may provide Elicio early insight into clinical activity.
Elicio believes positive data may support FDA Fast Track or Breakthrough Therapy designations, which are programs intended to facilitate and expedite development and review of new drug applications (NDA) for the treatment of a serious condition with unmet medical need. In addition, Elicio may be able to qualify for orphan drug designations for the solid tumor patient populations it selects for clinical development.
If the results of the Phase 1b portion of the AMPLIFY-7P trial are favorable and, subject to receipt of additional funding following the Merger, Elicio expects to continue to evaluate the use of ELI-002 in the treatment of PDAC in a randomized Phase 2 cohort. The Phase 1b expansions are expected to be initiated in the second half of 2023, with the Phase 2 expected to be initiated in 2024.

Anticipated data readouts and other milestones for the ELI-002 clinical program are represented in the figure below.
ELI-002 Clinical Program Milestone Projections:

Phase 1 Data Readout 2023 & Phase 2 Interim Assessment 2024

AMPLIFY-202 combination trial with Regeneron Pharmaceuticals, Inc’s LIBTAYO® (cemiplimab)
In May 2022, Elicio entered into a clinical supply agreement with Regeneron Pharmaceuticals, Inc. (Regeneron) to evaluate the safety and efficacy of ELI-002 in patients with mKRAS-driven tumors in combination with LIBTAYO®, an FDA approved fully human monoclonal antibody targeting the immune checkpoint receptor PD-1 on T cells. The combination therapy will be studied in mutant KRAS-driven tumors including Stage III and IV NSCLC, Stage IV CRC and unresectable, locally advanced or oligometastatic PDAC.
This combination trial, called “AMPLIFY-202”, will be conducted by Elicio and is expected to begin after the Phase 1a safety evaluation portion of AMPLIFY-7P completes, the manufacturing disposition has occurred, and subject to receipt of additional funding following the Merger. Each party will provide their respective agent for the trial. Elicio retains full worldwide rights to ELI-002, Regeneron has no rights, and the agreement does not restrict Elicio’s rights to development of ELI-002.
Elicio’s AMP Platform: A Differentiated Approach to Immunotherapy
Elicio is addressing the challenge of direct lymph node engagement with next-generation immunotherapies based on the AMP platform. This platform allows Elicio to develop numerous differentiated treatment modalities, including therapeutic cancer vaccines, adjuvants, ID vaccines, and immune cell therapy AMP-lifiers. The AMP platform is intended to deliver conventional immunomodulatory payloads including small molecules, peptides, proteins, and nucleic acids directly and preferentially to the lymph node, which can facilitate interaction with the various components of the innate and adaptive immune system. In preclinical studies, these interactions result in an enhanced therapeutic immune response. Elicio believes this lymph node-targeting technology has the potential to be broadly applicable to address significant unmet medical needs.
An amphiphile is a chemical compound with both hydrophilic, or water soluble, and lipophilic, or lipid soluble, properties. This distinction is central to the development of Elicio’s AMP platform. Of critical importance to the AMP platform is its use of endogenous albumin as the carrier molecule. Albumin is a large 66.5 kD protein with multiple roles important to maintaining our health, including stabilizing extracellular fluid volume and functioning as a carrier protein for a variety of compounds including drugs, thyroid hormones and fatty acids. In addition to being present in the serum in blood plasma, albumin is abundant in the interstitial fluid of the tissues, where it drains through the lymphatic capillaries and vessels of the body, passing through numerous lymph nodes prior to exiting through the subclavian vein and returning to the blood system. As such, Elicio believes endogenous albumin and its ubiquitous presence in the tissues make it an ideal carrier to transport immune therapies and vaccines to the lymph nodes.

Elicio’s AMP platform capitalizes on the differences between the migration routes of large and small molecules through the lymphatic system with the intent of enhancing the immunostimulatory capabilities of various agents by increasing their exposure in the lymph nodes. In addition, the AMP platform embraces modular conjugation, potentially allowing for application to multiple therapeutic modalities, including peptides, proteins, nucleic acids, and small molecules. Constructed from an albumin-binding lipid tail, a therapeutic payload, and an optional linker, AMP configurations are designed to emulate the efficient lymphatic navigation of large macromolecules to preferentially accumulate in the lymph nodes, where they can more potently activate immune cells to orchestrate key features of protective immune responses, including response magnitude and functional quality. When applied to immunostimulatory agents with poor inherent access to the lymph nodes, the AMP strategy can promote their lymph node uptake and, thus, enhance action on key immune cells. While current AMP candidates are administered subcutaneously, Elicio is also exploring the possibility of intranasal administration. Delivering an antigen intranasally to mucosal tissue holds the potential to stimulate robust mucosal and systemic immunity, potentially providing more effective protection at the site of infection for mucosally-transmitted infectious diseases, such as HIV, SARS-CoV-2, influenza, rotavirus, and cholera.
By applying this fundamental mechanistic distinction throughout a portfolio of product candidates, Elicio believes it can develop immunotherapies that optimally engage the lymph nodes and other immune orchestrating sites to overcome certain therapeutic limitations of currently approved immunotherapies and enable certain immunotherapy programs in research and development. Therapeutics developed using Elicio’s AMP platform are made up of three core components as shown in the figure below:
AMP construction: A molecular conjugation approach for
delivery of immune therapeutics to lymph nodes

•
Albumin-targeting binding vehicle: Binding to endogenous albumin at the injection site is enabled through the incorporation of a fatty acid chain. This vehicle, which mimics endogenous fatty acids binding naturally to albumin, is designed to provide for optimal binding characteristics which allow for efficient association with albumin and delivery of the desired payload to the lymph node. Through experimental refinement of this component’s structure, Elicio has selected a two-chain, or diacyl, molecular configuration, with a specific chain length and saturation of the carbon-backbone, designed to enhance lymph node biodistribution.

•
Linker molecule: The second optional component of Elicio’s AMP platform is a linker molecule made from polyethylene glycol (PEG), which connects the lipophilic-binding functional domain with the therapeutic payload. Elicio believes integration of the PEG-based linker into its AMP construct offers multiple benefits. Specifically, Elicio believes this enhances the AMP’s hydrophilic properties, in turn enhancing enhances pharmaceutical properties such as solubility. The linker molecule is also intended to protect the therapeutic payload from enzymatic degradation as it travels through the lymphatic system and to permit Elicio to control payload delivery characteristics.

•
Therapeutic payload: Elicio has designed its AMPs for potential use with a broad array of therapeutic modalities, including small molecules, nucleic acids, peptides, and proteins. Elicio believes this range of available payloads, specifically designed for use with the AMP platform, which enables their direct lymph node engagement, provides significant flexibility related to modality selection for immune system activation and stimulation. Moreover, Elicio believes its use of well-characterized payloads with proven immunological activity will enable it to more rapidly and reliably generate product candidates capable of eliciting a therapeutic response of clinical benefit.
AMP Platform Mechanism of Action
The feasibility of using albumin to facilitate the delivery of molecules specifically to the sentinel lymph nodes is well established. Surgeons routinely administer albumin-binding dyes to melanoma and breast cancer patients to visualize the drainage of lymphatic vessels into sentinel lymph nodes to guide the surgical procedures and increase the accuracy of assessments for potential metastases. These dyes are too small to efficiently accumulate in lymphatics independently, but bind tightly with endogenous albumin in the interstitial fluid at the injection site, which then chaperones the dyes through the lymphatics into the lymph node. Elicio utilizes similar mechanistic principles to facilitate transport and delivery of the therapeutic AMP constructs to the lymph nodes. Once delivered to the lymph nodes, the immunomodulatory payload is transferred to APCs to initiate the immune response.
Delivery directly to the lymph nodes

In order to facilitate the generation of antigen-specific T cells, APCs must deliver three critical signals to the T cell. The first signal involves antigenic peptides, derived from APC protein-processing pathways, presented in the context of the appropriate major histocompatibility complex (MHC) molecules. Upon encountering an AMP-peptide in the lymph node, APCs engulf and process the AMP construct into antigenic fragments, with APC activity facilitated by activation of certain pathways of the innate immune system, such as Toll-like receptors (TLRs). These fragments then associate with major histocompatibility complex (MHC) class I or class II structures, which in turn activate the adaptive immune system’s response cascade. The MHC class I peptide antigen complex engages with the T cell receptor, facilitated by the CD8 co-receptor and co-stimulatory ligands, which increase APC interaction with the T cell.
The second signal involves the APC expressing positive costimulatory molecules, principally, CD40, CD80, and CD86. Conformational changes related to the CD80 receptor of the APC binding with the CD28 co-receptor on the T cell trigger the activity of CD8+ T cells. At the same time, the MHC class II antigen complex, along with the coordination of CD4+ T cells, stimulates B cells to produce antibodies directed towards specific epitopes. APCs typically present peptides derived from exogenous protein through the MHC class II pathway, but can also, when appropriately activated, efficiently cross present exogenous antigen through the MHC class I pathway, resulting in enhanced CD8+ T cell activation. Cross presentation is critical for generating a CD8+ T cell mediated immune response to viruses and tumors. In the presence of sufficient negative co-stimulatory signals, or the lack of sufficient positive co-stimulation, the interaction between APCs and T cells can lead to tolerization, dysfunction, or death of the T cells rather than activation and expansion. Elicio’s AMP therapeutics are designed to avoid this occurrence, through the inclusion of an adjuvant intended to enhance the co-stimulatory function of the APCs.
The third signal collectively refers to the cytokine microenvironment of the immune synapse where the priming interaction between APCs and T cells is occurring. This cytokine combination determines the differentiation and fitness of the downstream T cell response. Elicio believes its AMP platform is able to leverage the concentration of critical immune cells present in the lymph nodes to efficiently activate DCs, which in turn drive and sustain these critical three critical signals to orchestrate the adaptive immune response.
In studies evaluating tumor-specific immune responses targeting E7 protein antigen from Human Papilloma Virus (HPV) therapeutic vaccination of mice resulted in expansion of tumor-specific T cells as shown in the figure below. While vaccination with soluble unmodified CpG induced approximately 20% of circulating CD8 T cells to be tumor specific, AMP-CpG adjuvanted vaccination generated enhanced responses where as many as 80% of circulating CD8 T cells were tumor specific. These improved responses resulted in tumor regression and durable responses in 80% of AMP-CpG vaccinated animals, while the soluble comparator achieved similar responses in only 20% of treated animals.
AMP Therapy Generates Improved Responses in HPV-Driven Tumors

CD8 T Cell Response
% tetramer+ among CD8+ lymphocytes
100
80
60
40
20
0
Tumor Size
Tumor Size (mm²)
100
80
60
40
20
0
10
20
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40
Days
Survival
Percent Survival
100
80
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40
20
0
0
20
40
60
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8/10 cured
2/10 cured
0/10 cured
Untreated
E7 + Soluble CpG
E7 + AMP-CpG

Elicio’s Pipeline
ELI-004: Elicio’s Universal Adjuvant
Elicio is developing ELI-004 as a universal AMP-modified CpG adjuvant for applications in a variety of indications and therapies, including its use as a component of ELI-002 and all of Elicio’s pipeline programs. The AMP-modification is designed to concentrate and retain the smaller molecular size CpG in the lymphatic system. Elicio is evaluating its use in combination with a variety of disease-specific antigens of smaller molecular size, each AMP-modified to stimulate a powerful and sustained immune response as well as in combination with unmodified (native) antigens. Elicio believes the preclinical results demonstrate ELI-004’s inherent capabilities and distinguish its immune-boosting strength.
In previous clinical studies conducted by third parties, CpG-containing oligonucleotides have been shown to be both well tolerated and to exert immune-stimulatory effects through activation of the endosomal toll-like receptor 9 (TLR-9) pathway present in human antigen-presenting DCs and B cells. Mechanistic studies have demonstrated the ability of CpG-containing oligonucleotides to induce TLR-9 dependent innate immune activation and, subsequently, elicit adaptive immunity in humans. The specific CpG, 7909, which Elicio incorporates into its vaccine configurations, has been shown to induce both B cell proliferation and DC maturation in clinical trials. Further, CpG-7909 elicited target-specific adaptive immunity when given in combination with an antigen.

Safety assessments in these and other trials have defined the absorption, distribution, metabolism, and elimination profiles of oligonucleotides including those containing phosphorothioate linkages, such as CpG-7909. Adverse events were consistent with TLR-9 activation and included local injection site reactions and flu-like symptoms. Elicio believes its thoughtfully-designed AMP modified CpG adjuvant has the potential to induce an enhanced immune response due to its specific engagement with the lymph nodes.
Preclinical studies evidenced the immune activity generated by AMP-modified CpG
Elicio evaluated the activity of innate cells in the lymph nodes of mice 24 hours after administration of soluble and AMP-modified CpG and found that compared to soluble CpG, AMP-CpG induced frequencies of CD11c DCs which were higher for numerous activation markers including CD80, CD86, and CD40. These data are shown in the figure below. Prior preclinical studies have shown that while soluble CpG induced increased levels of serum cytokines following dosing, AMP-CpG dosing resulted in levels similar to the control group. These data are consistent with the evidence AMP-CpG exclusively targets the lymph nodes rather than being distributed systemically, which may allow for enhanced immune-activating effects while avoiding some toxicity associated with systemic cytokine release.
AMP-modified CpG showed increased immune activation compared to soluble CpG in Mice

Persistence of the elevated immune activity was also observed in long term follow up of animals after completion of a vaccination regimen as reflected in increased T cell activity and cytokine levels illustrated in the figure below.
AMP-modified CpG induced T cell responses which persisted for months after administration

Additional Next-Generation Adjuvants
Beyond ELI-004, Elicio is evaluating an expanded portfolio of next-generation adjuvants, including various AMP-modified TLRs and danger-associated molecular pattern (DAMP) candidates, and has generated initial proof of concept data in mouse and non-human primate models.

ELI-007: Elicio’s Product Candidate for Mutant BRAF-driven Cancers
ELI-007 is a lymph node targeted AMP-peptide vaccine directed at BRAF V600E mutations also incorporating ELI-004 as an adjuvant. BRAF V600E mutations are present in 45% of melanoma, 10% of colon cancer, and 2% of lung cancer cases. While available small molecule inhibitors targeting BRAF generate initial responses in BRAF V600E-mutated melanoma, these responses are not sustained because of resistance due to alternative growth signaling pathways and few initial responses occur in BRAF-mutated colon cancer. Previous research has shown T cells can respond to the driver mutation V600E in BRAF and transfer of tumor-infiltrating lymphocytes recognizing mutated BRAF resulted in durable complete response in a case study. The protein expression of BRAF V600E is maintained at high levels in these tumors suggesting they would be susceptible to T cells specific for the mutated BRAF. This could mean targeting mutated BRAF may be efficacious even after the tumor has developed resistance to BRAF inhibition.
Funding for the initial development of ELI-007 is provided by a grant from The Gastro-Intestinal Research Foundation (GIRF). Elicio retains full worldwide rights to both programs and GIRF has no rights to either program, including no restrictions on Elicio’s right to develop the program on a global basis.
ELI-008: Elicio’s Product Candidate for Mutant TP53-expressing Cancers
ELI-008 is a multivalent lymph node targeted AMP-peptide vaccine directed at p53 hotspot mutations also incorporating ELI-004 as an adjuvant. Like KRAS, mutations in p53 are found in a large number and wide variety of cancers, accounting for approximately 60% of patients with solid tumors. ELI-008 is being developed to target hotspot mutations in p53 in solid tumors including CRC, melanoma, and NSCLC. An AMP-peptide vaccine targeting p53 hotspot mutations may be able to potently expand and mature tumor-specific T cells through enhanced delivery and immune stimulation in draining lymph nodes to generate tumor-specific immunity capable of eliminating tumor tissue.
Funding for the initial development of ELI-008 is provided by a grant from the Gastro-Intestinal Research Foundation (GIRF). Elicio retains full worldwide rights to both programs and GIRF has no rights to either program, including no restrictions on Elicio’s right to develop the program on a global basis.
Additional Applications of the AMP Platform
Elicio has developed pipeline programs through preclinical proof of concept in other applications of the AMP platform, prophylactic infectious disease vaccines, and immune cell therapy AMP-lifiers. Elicio is actively exploring partnership opportunities to advance these additional applications of the AMP platform.
ELI-005: Elicio’s Product Candidate for Prevention of COVID-19
We have conducted assessments of the AMP platform for inducing immune responses targeting SARS-CoV-2 for the prevention of COVID-19. Elicio completed non-human primate (NHP) dosing of SARS-CoV-2 Spike Receptor-binding Domain (RBD) protein antigen together with AMP-CpG as the adjuvant component of its SARS-CoV-2 vaccine candidate, ELI-005. Groups of Rhesus macaques received priming immunization followed four weeks later by booster immunization including two dose levels of AMP-CpG. As indicated in the figure below, Elicio found no clinically significant site reactogenicities such as redness, swelling or itching, no increases in daily temperature, and no safety signals from blood chemistry or hematology after either the first or second immunizations.

ELI-005 Induces Cross-reactive SARS-CoV-2 Spike-RBD-specific T cell Responses in NHPs

R. Macaque
Assay
Week
B
1
2
3
4
5
6
7
8
Dose
RBD + AMP-CpG
5 mg
RBD + AMP-CpG
10 mg
PBMC / Serum
Peripheral Blood: WH-01
IFNγ SFC / 1x10^6 PBMC
2500
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500
0
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B
6
Peripheral Blood: VOC
3000
2500
2000
1500
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ns
ns
WH-01
Beta
Delta
WH-01
Beta
Delta

ELI-005 immunization was observed to generate ~500-1000-fold increases in the level of IFN-γ secreting RBD-specific T cells in peripheral blood samples at week six, two weeks following booster immunization. These T cells were found to show cross-reactive specificity against several viral variants of interest (beta, delta).
Serum antibody responses were also induced with seroconversion observed for all immunized animals within 2 weeks after prime vaccination, followed by significant further increase in the level of antigen-specific IgG (Binding Antibody Units – BAU/mL) following boost. Serum IgG responses exhibited robust cross-recognition of RBD antigen for several viral variants of concern (beta, delta, omicron) as well as the ancestral RBD (WH-01) used as the vaccine antigen. Finally, all immunized NHPs generated potent neutralizing serum antibody levels at week 6, exceeding those observed in convalescent human plasma (CHP) by ~10-fold. As observed for T cell and IgG responses, neutralizing antibody responses induced by ELI-005 exhibited significant activity against several viral variants of concern (delta and omicron) indicating the potential for inducing broad anti-viral immunity. These data are summarized in the figure below.
ELI-005 Induces Cross-reactive Neutralizing SARS-CoV-2 Spike-RBD-specific Antibody Responses in NHPs

AMP Immune Cell Therapy AMP-lifiers
Elicio's AMP platform has the potential to improve the efficacy of adoptive cell therapies. TCR T and CAR T cell therapy have shown benefits for some patients, but there remains a need to improve cell expansion, functional persistence, and resistance to tumor-mediated mechanisms of immune escape. Elicio believes an important reason for these limitations is that TCR T cells and CAR T cells, as currently used, don't effectively engage the lymph nodes, and are not sufficiently activated at these crucial immune sites to support their durable anti-tumor function. The use of the AMP platform with both TCR T and CAR T cells has the potential to improve T cell expansion, anti-tumor functionality, persistence, and resistance to tumor immune evasion without altering the T cell manufacturing process. This may provide the potential to improve response rates and enhance response duration.

In preclinical studies evaluating immune cell therapy against solid tumors, combination of CAR T or TCR T cells with supportive AMP vaccination regimens boosted the cell therapy benefits in mice relative to comparator treatments which administered cell therapy alone. These improvements in cell therapy benefits in mice were correlated to efficient lymph node AMP-vaccine delivery enabling significant enhancement in the expansion of adoptively administered T cells coupled with increased T cell infiltration into solid tumors, and increased anti-tumor effector function.
As shown below, application of this approach to TCR T cell therapy targeting the tumor-associated antigen gp100 in established B16F10 melanoma in mice resulted tumor eradication and durable prevention of relapse in 30-75% of animals treated with TCR T + AMP-vaccination, while TCR T cell therapy given alone or in combination with conventional (soluble) vaccination resulted in progressive tumor growth requiring euthanasia in 100% of treated animals. Similar improvements in the frequency and depth of anti-tumor responses have been observed for AMP-vaccine combinations with CAR T cell therapy.

a
C57Bl6
B16F10
TCR-T
B16F10
Day
0
9 10
13
17
20
24
85
TCR-T
TCR-T+SOL
TCR-T+AMP
SC B16F10 Tumor Inoculation
TCR-T IV Dosing
Soluble gp100 Peptide + CpG Vaccine
AMP-gp100-Peptide + AMP-CpG Vaccine
b
TCR-T
TCR-T+SOL
TCR-T+AMP
Tumor Volume (mm^3)
n=10
*(0/10)
n=20
*(0/20)
n=24
*(7/24)
Days After Tumor
c
Percent survival
Days After Tumor
TCR-T
TCR-T+SOL
TCR-T+AMP
****
****
**

ELI-011: Elicio’s CD19 CAR T Cell AMP-lifier Program
Based on the additive effects observed in mouse models combining AMP-lifiers and CAR T cell therapies, Elicio believes an AMP-based immunotherapy administered in conjunction with a CAR T therapy may generate efficacy improvements. Elicio has entered into a collaboration with the Moffitt Cancer Center to evaluate the combination of Elicio’s CD19 CAR T cell AMP-lifier, referred to as ELI-011, together with CD19-targeted CAR T cell therapy, in mouse models of B cell lymphoma.
ELI-012: Elicio’s mutant KRAS TCR T Cell AMP-lifier Program
ELI-012 is Elicio’s mKRAS TCR T cell AMP-lifier, designed for use in combination with mKRAS-targeted TCR T cell therapy against mKRAS-driven cancers. ELI-012 is ELI-002 administered in combination with TCR-T cells, which creates a new product called ELI-012. ELI-012 is designed to promote the invigoration of mKRAS-specific TCR T cells in vivo through exposure to activating signals delivered by APCs in the lymph nodes. Following activation in lymph nodes, mKRAS-specific TCR T cells can exhibit improved functional quality, persistence, tumor infiltration, and anti-tumor activity, resulting in improved disease outcome.
Licensing, Collaboration and Partnership Agreements
MIT License Agreement
On January 27, 2016, Elicio entered into an Exclusive Patent License Agreement with MIT, which has been amended from time to time, which it refers to as the MIT License Agreement. Pursuant to the MIT License Agreement, Elicio was granted an exclusive, worldwide license, with the right to sublicense, to certain patents and patent applications owned by MIT related to the AMP technology for the diagnosis, treatment or prevention of diseases. The licensed patent claims cover vaccine products in development by Elicio for its current lead programs in tumor indications where mutant KRAS, rearranged Anaplastic lymphoma kinase (ALK), or certain other proteins are a driver of disease, as well as programs using CpG as an adjuvant for immune activation in conjunction with an immunostimulatory agent. The MIT License Agreement established annual license payment obligations and intellectual property cost reimbursement obligations for which Elicio is responsible, specific product categories (including immunotherapeutic products and adjuvant products) for which Elicio is required to invest specified minimum amounts of research funding and the timing of such investment, specified development and commercialization milestone obligations, and payments due with respect to the achievement of these milestones.
On January 31, 2019, the MIT License Agreement was amended to add patent applications owned by MIT describing the use of the Amphiphile technology licensed in the 2016 license to boost the performance of CAR T and other cell therapies. Subsequently, on January 7, 2021, the MIT License Agreement was further amended to add exclusive rights to patent applications covering binding ligands for CD19 CAR T receptors and methods of screening for ligands to bind with specific CAR T receptors.
Under the terms of the MIT License Agreement, Elicio is obligated to use commercially reasonable diligent efforts to develop and commercialize licensed products, and to use such efforts to accomplish specified development and commercial launch objectives in accordance with a specified timeline as well as to expend specified resources in the development and commercialization of immunotherapeutic products and adjuvant products. Elicio is obligated to pay an annual license maintenance fee, which can be credited against royalties paid to MIT during the same calendar year. Elicio is also obligated to make milestone payments upon the occurrence of specific development and commercialization achievements on a product-by-product basis during the term of the MIT License Agreement, including those relating to the making of certain regulatory filings, the initiation of certain clinical trials and the achievement of certain sales thresholds. The achievement of each milestone triggers the payment of a set dollar amount to MIT by Elicio. These milestone payments could, in the aggregate, reach a maximum of $27.5 million. Elicio is obligated to make royalty payments based on net sales by it and its sublicensees equal to (i) a fractional to low single digit percentage of net sales of products that would infringe the MIT patent rights and (ii) a fractional percentage of net sales of products that could not have been identified, selected, or determined to have biological activity but for the use or modification of products that would infringe the MIT patent rights. These royalty rates are subject to an upward adjustment if Elicio or a sublicensee commence an action against MIT to declare or render invalid or unenforceable any of the licensed patent rights; and the amount of royalties payable to MIT are subject to a downward adjustment if Elicio is required to secure certain patent licenses from third parties to avoid infringement by the practice of the licensed patent rights. These royalties are payable (1) until the expiration of the last to expire of the MIT patent rights with respect to products that would infringe the MIT patent rights and (2) for12 years following the first commercial sale of products that could not have been identified, selected, or determined to have biological activity but for the use or modification of products that would infringe the MIT patent rights.
Elicio is also obligated to pay a percentage of any revenue that it or its sublicensees earn from the provision of services using licensed products or that utilizes a process that would infringe the MIT patent rights. Elicio is also obligated to pay a percentage of any payments it receives from its sublicenses, with certain exceptions. Elicio is also required to share a portion of any funds it or a sublicensee receives in respect of the sale of a regulatory voucher that is granted by any regulatory authority based upon the regulatory approval of a product subject to the MIT License Agreement for the treatment of a neglected disease. MIT controls the prosecution and maintenance of the licensed patent rights, and Elicio is required to pay all costs and fees associated with patent prosecution and maintenance of the licensed patents. Patent protection for the MIT licensed patents is being sought in the United States and elsewhere, including Australia, Canada, Europe, Hong Kong and Japan.
The term of the MIT License Agreement will continue in effect until the expiration or abandonment of all issued patents and filed patent applications within the licensed patent rights, unless earlier terminated. MIT may terminate the MIT License Agreement upon Elicio’s uncured material breach of the MIT License Agreement or upon the occurrence of certain events, including if Elicio or a sublicensee commence an action against MIT to declare or render invalid or unenforceable any of the licensed patent rights, or upon specified insolvency or bankruptcy events concerning Elicio. Elicio may terminate the MIT License Agreement without cause upon six months advance written notice to MIT and upon payment of all amounts due MIT through the date such termination takes effect.

Regeneron Clinical Supply Agreement
On May 16, 2022, Elicio entered into a clinical supply agreement, or the Clinical Supply Agreement, with Regeneron to evaluate the safety and efficacy of ELI-002 in combination with Regeneron’s LIBTAYO® (cemiplimab), a fully human monoclonal antibody targeting the immune checkpoint receptor PD-1 on T cells, in patients with mKRAS-driven tumors. The combination therapy will be studied in mutant KRAS-driven tumors including Stage III and IV NSCLC, Stage IV CRC and unresectable, locally advanced or oligometastatic PDAC. The AMPLIFY-202 study, which will be conducted by Elicio, is expected to begin after the Phase 1a safety evaluation of ELI-002 in the AMPLIFY-7P study is completed. A Study Coordination Committee (SCC) compromised of equal membership from each of Elicio and Regeneron will meet quarterly to oversee and coordinate the study.
Each party will provide their respective therapeutic agent for the trial. Elicio is responsible for covering the cost of the supply of LIBTAYO if Elicio terminates the Clinical Supply Agreement for business reasons, and for covering the cost of any LIBTAYO product damaged or destroyed in Elicio’s possession.
Under the terms of the Clinical Supply Agreement Elicio retains all rights to any other combinations of ELI-002 with another anti-PD-1 or PD-L1 checkpoint inhibitor outside of the study indications defined under the terms of the collaboration. Elicio additionally retains all rights to the study indications once the combination study with Regeneron ends. Regeneron has exclusivity in the study indications from the time the agreement was executed until database lock. Elicio retains full worldwide rights to ELI-002, REGN has no rights, and the agreement does not restrict Elicio’s rights to development of ELI-002.
Intellectual Property
Intellectual property is of vital importance in Elicio’s field and in biotechnology generally. Elicio seeks to protect and enhance proprietary technology, inventions, and improvements that are commercially important to the development of its business by seeking, maintaining, and defending patent rights, whether developed internally or licensed from third parties. Elicio will also seek to rely on regulatory protection afforded through inclusion in expedited development and review, data exclusivity, market exclusivity and patent term extensions where available.
Elicio has sought patent protection in the United States and internationally related to the AMP platform technology as well as the mKRAS and universal adjuvant programs. However, Elicio does not own any issued patents covering clinical product candidates and the patent portfolio owned by Elicio currently comprises only applications. Such applications may not result in issued patents and, even if patents do issue, such patents may not be in a form or scope that will provide Elicio with meaningful protection for its product candidates. Elicio also relies on trade secrets that may be important to the development of its business. Trade secrets are difficult to protect and provide Elicio with only limited protection, as trade secrets do not protect against independent development of a technology by third parties.
Elicio expects to file additional patent applications in support of current and new clinical candidates as well as new platform and core technologies. Elicio’s commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of current and future product candidates and the methods used to develop and manufacture them, as well as successfully defending any such patents against third- party challenges and operating without infringing on the proprietary rights of others. Elicio’s ability to stop third parties from making, using, selling, offering to sell or importing its product candidates will depend on the extent to which Elicio has rights under valid and enforceable patents or trade secrets that cover these activities. Elicio cannot be sure that patents will be granted with respect to any of its pending patent applications or with respect to any patent applications filed by Elicio in the future, nor can Elicio be sure that any patents that may be granted in the future will be commercially useful in protecting its product candidates, discovery programs and processes.
The terms of individual patents depend upon the legal term of the patents in the countries in which they are obtained. In most countries in which Elicio files, including the United States, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the United States, a patent term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office (USPTO) in examining and granting a patent or may be shortened if a patent is terminally disclaimed over an earlier filed patent. In the United States, the term of a patent that covers an FDA-approved drug may also be eligible for extension, which permits patent term restoration to account for the patent term lost during the FDA regulatory review process. The Hatch-Waxman Act permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the subject drug candidate is under regulatory review. Patent term extension cannot extend the remaining term of a patent beyond a total of

14 years from the date of product approval, only one patent applicable to an approved drug may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Similar provisions to extend the term of a patent that covers an approved drug are available in Europe and other foreign jurisdictions. In the future, if and when Elicio products receive FDA approval, Elicio expects to apply for patent term extensions on patents covering those products. Elicio plans to seek patent term extensions to any issued patents it may obtain in any jurisdiction where such patent term extensions are available, however there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with Elicio’s assessment that such extensions should be granted, and if granted, the length of such extensions.
In some instances, Elicio has submitted and expects to submit patent applications directly to the USPTO as provisional patent applications. Corresponding non-provisional patent applications must be filed not later than 12 months after the provisional application filing date. While Elicio intends to timely file non-provisional patent applications relating to its provisional patent applications, Elicio cannot predict whether any such patent applications will result in the issuance of patents that provide it with any competitive advantage.
Elicio files U.S. non-provisional applications and Patent Cooperation Treaty (PCT) applications that claim the benefit of the priority date of earlier filed provisional applications, when applicable. The PCT system allows a single application to be filed within 12 months of the original priority date of the patent application, and to designate all of the PCT member states in which national patent applications can later be pursued based on the international patent application filed under the PCT. The PCT searching authority performs a patentability search and issues a non-binding patentability opinion which can be used to evaluate the chances of success for the national applications in foreign countries prior to having to incur the filing fees. Although a PCT application does not issue as a patent, it allows the applicant to seek protection in any of the member states through national-phase applications. At the end of the period of two and a half years from the first priority date of the patent application, separate patent applications can be pursued in any of the PCT member states either by direct national filing or, in some cases by filing through a regional patent organization, such as the European Patent Office. The PCT system delays expenses, allows a limited evaluation of the chances of success for national/regional patent applications and enables substantial savings where applications are abandoned within the first two and a half years of filing.
For all patent applications, Elicio determines claiming strategy on a case-by-case basis. Advice of counsel and Elicio business model and needs are always considered. Elicio seeks to file patents containing claims for protection of all useful applications of its proprietary technologies and any products, as well as all new applications and/or uses that Elicio discovers for existing technologies and products, assuming these are strategically valuable. Elicio continuously reassesses the number and type of patent applications, as well as the pending and issued patent claims to pursue maximum coverage and value for its processes, and compositions, given existing patent office rules and regulations. Further, claims may be modified during patent prosecution to meet Elicio’s intellectual property and business needs.
Elicio recognizes that the ability to obtain patent protection and the degree of such protection depends on a number of factors, including the extent of the prior art, the novelty and non-obviousness of the invention, and the ability to satisfy the enablement requirement of the patent laws. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted or further altered even after patent issuance. Consequently, Elicio may not obtain or maintain adequate patent protection for any of its future product candidates or for its technology platform. Elicio cannot predict whether the patent applications it is currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Any patents that Elicio holds may be challenged, circumvented or invalidated by third parties.
In addition to patent protection, Elicio also relies on trade secrets, know how, other proprietary information and continuing technological innovation to develop and maintain its competitive position. Elicio seeks to protect and maintain the confidentiality of proprietary information to protect aspects of its business that are not amenable to, or that it does not consider appropriate for, patent protection. Although Elicio takes steps to protect its proprietary information and trade secrets, including through contractual means with its employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to its trade secrets or disclose its technology. Thus, Elicio may not be able to meaningfully protect its trade secrets. It is Elicio’s policy to require its employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with Elicio. These agreements provide that all confidential information concerning Elicio’s business or financial affairs developed or made known to the individual during the course of the individual’s relationship with Elicio is to be kept confidential and not disclosed to third parties except in specific circumstances. Elicio’s agreements with employees also provide that all inventions conceived by the employee in the course of employment with Elicio or from the employee’s use of its confidential information are Elicio’s exclusive property. However, such confidentiality agreements and invention assignment agreements can be breached and Elicio may not have adequate remedies for any such breach. In addition, Elicio’s trade secrets may otherwise become known or be independently discovered by competitors. To the extent that Elicio’s consultants, contractors or collaborators use intellectual property owned by others in their work for Elicio, disputes may arise as to the rights in related or resulting trade secrets, know-how and inventions.
The patent positions of biotechnology companies are generally uncertain and involve complex legal, scientific and factual questions. Elicio’s commercial success will also depend in part on not infringing upon the proprietary rights of third parties. Third-party patents could require Elicio to alter its development or commercial strategies, or its products or processes, obtain licenses or cease certain activities. Elicio’s breach of any license agreements or its failure to obtain a license to proprietary rights required to develop or commercialize its future products may have a material adverse impact on it. If third parties prepare and file patent applications in the United States that also claim technology to which Elicio has rights, Elicio may have to participate in interference or derivation proceedings in the USPTO to determine priority of invention. For more information, see “Risk Factors—Risks Related to Intellectual Property.”
When available to expand market exclusivity, Elicio’s strategy is to obtain, or license additional intellectual property related to current or contemplated development platforms, core elements of technology and/or clinical candidates.
Company-owned Intellectual Property
Elicio owns the following patent families and applications:
Elicio has pending U.S. and Canadian patent applications titled “ALK polypeptides and methods of use thereof”, which are related to its products in development for tumor indications where rearranged ALK is a driver of disease.
Elicio also has a patent family titled “Compounds including a mutant KRAS sequence and a lipid and uses thereof” with pending applications in the United States, the United Arab Emirates, Australia, Brazil, Canada, China, Europe, Hong Kong, Israel, India, Japan, South Korea, Mexico, Malaysia, Nigeria, New Zealand, Russia, Saudi Arabia, Singapore, Thailand, Ukraine, and South Africa. This patent family relates to Elicio’s products in development for tumor indications where mutant KRAS is a driver of disease.
Elicio also has a patent family titled “CpG amphiphiles and uses thereof” with pending applications in the United States, the United Arab Emirates, Australia, Brazil, Canada, China, Europe, Hong Kong, Israel, India, Japan, South Korea, Mexico, Malaysia, Nigeria, New Zealand, Russia, Saudi Arabia, Singapore, Thailand, Ukraine, and South Africa. This patent family relates to Elicio’s products in development for tumor indications where expression of human papillomavirus protein(s) is a driver of disease.
Elicio also has a patent family titled “Compositions and methods for inducing an immune response against coronavirus” with pending applications in the United States, Australia, Brazil, Canada, China, Europe, India, Japan, South Korea, and Mexico. This patent family relates to the use of Elicio’s AMP technology, including products in development, in methods of inducing an immune response against coronavirus.
Elicio also has a pending PCT international application titled “Uses of amphiphiles in immune cell therapy and compositions therefor.” This application relates to the use of Elicio’s AMP technology, including products in development, in immune cell therapy.
Elicio also has a pending PCT international application titled “Compositions containing polynucleotide amphiphiles and methods of use thereof.” This application relates to aspects of Elicio’s AMP technology platform.
Elicio has sole ownership of these patent applications. If Elicio is granted patents on these pending applications, it is anticipated that patent expiration would occur between 2037 and 2042 without taking into consideration patent term adjustments or extensions.

Licensed Intellectual Property
Elicio has an exclusive license from MIT for six patent families related to aspects of its AMP technology platform:
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“Immunostimulatory compositions and methods of use thereof”, which contains three patents granted in the United States, patents granted in Europe, Hong Kong, and Japan, as well as pending applications in the United States, Europe, Hong Kong, and Japan, which relates to aspects of Elicio’s AMP platform technology;

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“Albumin binding peptide conjugates and methods thereof,” which contains a patent granted in the United States, as well as pending applications in the United States, China, Hong Kong, Japan, and Europe, which relates to certain additional aspects of Elicio’s AMP platform technology;

•	“Chimeric antigen receptor-targeting ligands and uses thereof” with a pending application in the United States, which relates to further aspects of Elicio’s AMP platform technology;
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“Compositions for chimeric antigen receptor T cell therapy and uses thereof” with pending applications in the United States, Australia, Canada, China, Europe, Hong Kong, Japan, South Korea, Mexico, New Zealand, and Russia, which relates to the use of Elicio’s AMP platform technology in connection with CAR T therapy;

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“Uses of amphiphiles in immune cell therapy and compositions therefor” with pending application in the United States, Europe, Hong Kong, and Japan, which relates to use of Elicio’s AMP platform technology in connection with immune cell therapy; and

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“Methods for identifying chimeric antigen receptor-targeting ligands and uses thereof” with a pending application in the United States, which relates to methods of identifying further ligands for use in Elicio’s AMP platform technology.

For these patents and for any patents granted on the pending applications, Elicio anticipates patent expiration to occur between 2033 and 2041, without taking into consideration patent term adjustments or extensions.
Elicio also has an exclusive license from Dr. Roberto Chiarle for a patent family titled Anaplastic lymphoma kinase (ALK) as oncoantigen for lymphoma vaccination,” which contains two granted U.S. patents. This patent family relates to ALK antigen sequences that may be used in connection with Elicio’s AMP platform technology. Elicio anticipates patent expiration to occur in 2028 and 2031 without taking into consideration patent term extension.
Competition
Elicio faces substantial competition from multiple sources, including large and specialty pharmaceutical, biopharmaceutical, and biotechnology companies, academic research institutions and governmental agencies, and public and private research institutions. Elicio’s competitors compete with it on the level of the technologies employed, or on the level of development of product candidates. In addition, many small biotechnology companies have formed collaborations with large, established companies to (i) obtain support for their research, development and commercialization of products or (ii) combine several treatment approaches to develop longer lasting or more efficacious treatments that may potentially directly compete with Elicio’s current or future product candidates. Elicio anticipates it will continue to face increasing competition as new therapies and combinations thereof, technologies, and data emerge within the field of immunotherapy and, furthermore, within the treatment of infectious diseases and cancers.

In addition to the current SOC treatments for patients with infectious diseases or cancers, numerous commercial and academic preclinical studies and clinical trials are being undertaken by many parties to assess novel technologies and product candidates in the field of immunotherapy. Results from these studies and trials have fueled increasing levels of interest in the field of immunotherapy specifically in the KRAS field. There are four main segments comprising the competitive landscape targeting mKRAS including small molecules directly inhibiting mKRAS, small molecules indirectly inhibiting mKRAS, vaccines targeting mKRAS, and lymph node targeted vaccines to mKRAS (ELI-002).
There are four main segments comprising the competitive landscape targeting mKRAS

In May of 2021, Amgen’s LUMAKRAS® was the first KRAS G12C inhibitor to receive regulatory approval anywhere with its approval in the United States, under accelerated approval for patients with locally advanced or metastatic NSCLC harboring the KRAS G12C mutation. A second small molecule inhibitor, KRAZATI®, targeting the KRAS G12C mutation from Mirati Therapeutics received FDA approval on December 12, 2022. In addition to the first two approved molecules targeting a specific KRAS mutation, there are a number of competitors working in the KRAS development space including several publicly traded and private companies with different modalities at varying stages of development.
There are several other companies developing vaccines targeting mutant KRAS, which may represent the most direct competition to ELI-002
Gritstone bio, Inc., is developing two viral vectored vaccines (adenovirus-based) using a heterologous prime/boost therapeutic vaccine approach (GRT-C903 first followed by GRT-R904) currently in Phase 2. Gritstone has established a clinical collaboration with Bristol-Myers Squibb Company (July 2018) to explore combination therapies with approved checkpoint inhibitors (Opdivo® (nivolumab), and Opdivo® plus Yervoy® (ipilimumab), in patients with advanced solid tumors. Gritstone has presented data on their Phase 1/2 study evaluating the safety, immunogenicity, and early clinical activity of both SLATE v1 and SLATE-KRAS in combination with PD-1 checkpoint inhibitor Opdivo® (nivolumab) and subcutaneous anti-CTLA-4 antibody Yervoy® (ipilimumab) in patients with metastatic solid tumors harboring select KRAS mutations (September 2022).
Moderna Inc., is developing an mRNA vaccine, mRNA-5671, currently in Phase 1. mRNA-5671 is a lipid nanoparticle (LNP)-formulated mRNA-based cancer vaccine that targets four of the most commonly occurring KRAS mutations (G12D, G12V, G13D, and G12C), with potential immunostimulatory and antineoplastic activities. This asset was previously partnered with Merck & Co., Inc. (Merck ended the collaboration in February 2022).
Hookipa Pharma is developing a viral vectored vaccine (arenavirus-based), HB-700, in preclinical development for the treatment of KRAS-mutated cancers. Hookipa has entered into a strategic collaboration and license agreement with Roche to develop HB-700 for KRAS-mutated cancers and a second undisclosed novel arenaviral immunotherapy (October 2022).
Other companies developing clinical stage mKRAS-targeted therapies include BridgeBio Pharma Inc., Novartis AG, Boehringer Ingelheim, Roche Holding Ltd./Genentech, Inc., Revolution Medicines, Eli Lilly & Co., Inc., Merck & Co.,

Inc., Relay Therapeutics, InventisBio Co., Moderna Inc., and Janssen Pharmaceuticals. Additional companies developing preclinical stage mKRAS-targeted therapies include Affini-T Therapeutics Inc., Arvinas, Athenex Inc., Codiak BioSciences Inc., Cue Biopharma, Erasca Inc., and T-Knife GmbH. Pending successful achievement of clinical and regulatory milestones, these companies all pose potential competition to ELI-002 in mKRAS associated cancers.
Many of Elicio’s competitors, either alone or in combination with their respective strategic partners, have significantly greater financial resources and expertise in research and development, manufacturing, the regulatory approval process, and marketing than Elicio does. Mergers and acquisition activity in the pharmaceutical, biopharmaceutical and biotechnology sector is likely to result in greater resource concentration among a smaller number of Elicio’s competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through sizeable collaborative arrangements with established companies. These competitors also compete with Elicio in recruiting and retain qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, Elicio’s programs.
Elicio’s commercial opportunity could be reduced or eliminated if one or more of its competitors develop and commercialize products that are safer, more effective, better tolerated, or of greater convenience or economic benefit than Elicio’s proposed product offering. Elicio’s competitors also may be in a position to obtain FDA or other regulatory approval for their products more rapidly, resulting in a stronger or dominant market position before Elicio is able to enter the market. The key competitive factors affecting the success of all of Elicio’s programs are likely to be product safety, efficacy, convenience and treatment cost.
Government Regulation and Product Approval
Government authorities in the United States, at the federal, state, and local level, and in other countries, extensively regulate, among other things, the research, development, testing, approval, manufacturing, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, import, and export of biopharmaceutical products. In addition, sponsors of biopharmaceutical products participating in Medicaid, Medicare, and other government health care programs are required to comply with mandatory price reporting, discount, and rebate requirements. Elicio, along with its third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which Elicio wishes to conduct studies or seek approval or licensure of its product candidates. The processes for obtaining regulatory approvals in the United States and in foreign countries, along with compliance with applicable statutes and regulations, requires the expenditure of substantial time and financial resources.
FDA Regulation
In the United States, the FDA regulates biologics under the Federal Food, Drug, and Cosmetic Act, or FDCA, the Public Health Services Act, or PHSA, and their implementing regulations. The FDA further has issued a growing body of guidance documents, which, while not binding, provide the agency’s current interpretation of its statutes and regulations. Failure to comply with the applicable U.S. requirements may subject an applicant to administrative or judicial sanctions, such as FDA refusal to approve pending biologics license applications, or BLAs, or the agency's issuance of warning letters, or the imposition of fines, civil penalties, product recalls, product seizures, total or partial suspension of production or distribution, injunctions and/or criminal prosecution brought by the FDA and the U.S. Department of Justice or other governmental entities.
The process required by the FDA before product candidates may be marketed in the United States generally involves the following:
•	completion of preclinical (or nonclinical) laboratory tests and formulation studies in compliance with the FDA’s good laboratory practice, or GLP, regulations;
•	submission to the FDA of an IND, which must become effective before human clinical trials may begin at United States clinical trial sites;
•	approval by an institutional review board, or IRB, for each clinical site, or centrally, before each trial may be initiated;
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performance of adequate and well-controlled human clinical trials to establish the product candidate’s safety, purity, potency, and efficacy for its intended use, performed in accordance with good clinical practice, or GCP, as well as IND regulations and other clinical-trial related regulations;

•	development of manufacturing processes to ensure the product candidate’s identity, strength, quality, purity, and potency in compliance with current good manufacturing practice, cGMP, regulations;
•	submission to the FDA of a BLA;
•	satisfactory completion of an FDA advisory committee review, if applicable;
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satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product candidate is produced to assess compliance with cGMPs, and to assure that the facilities, methods, and controls are adequate to preserve the therapeutics’ identity, strength, quality, purity, and potency, as well as satisfactory completion of potential FDA inspection of selected clinical sites and selected clinical investigators to determine GCP compliance; and

•	FDA review and approval of the BLA to permit commercial marketing for particular indications for use.
Preclinical Studies and IND Submission
The testing and approval process of product candidates requires substantial time, effort, and financial resources. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease. Preclinical studies include laboratory evaluation of chemistry, pharmacology, toxicity, and product formulation, and may involve in vitro testing or in vivo animal studies to assess the potential for toxicity, adverse events, and other safety characteristics of the product candidate, and in some cases to establish a rationale for therapeutic use. Such studies must generally be conducted in accordance with FDA GLP regulations. The Consolidated Appropriations Act for 2023, signed into law on December 29, 2022, (P.L. 117-328) amended the FDCA and the Public Health Service Act to specify that nonclinical testing for drugs and biologics may, but is not required to, include in vivo animal studies. According to the amended language, a sponsor may fulfill nonclinical testing requirements by completing various in vitro assays (e.g., cell-based assays, organ chips, or microphysiological systems), in silico studies (i.e., computer modeling), other human or nonhuman biology-based tests (e.g., bioprinting), or in vivo animal studies.
Prior to commencing the first clinical trial at a U.S. investigational site with a product candidate, an IND sponsor must submit the results of the nonclinical tests and literature, together with manufacturing information, analytical data, any available clinical data or literature (including data from clinical trials conducted outside of the United States), and proposed clinical study protocols among other things, to the FDA as part of an IND. An IND is a request from a clinical study sponsor to obtain authorization from the FDA to administer an investigational drug or biologic product to humans, as well as authorization to administer the product candidate to humans in accordance with a specific clinical trial protocol. Some long-term nonclinical testing to further establish the safety profile of the product candidate, as well as manufacturing process development and product quality evaluation, continues after the IND is submitted.
An IND goes into effect upon notification by FDA or automatically 30 days after receipt by the FDA, unless the FDA, within the 30–day-time period, notifies the applicant of safety concerns or questions related to one or more proposed clinical trials and places the trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve all outstanding concerns or questions posed by the FDA before the clinical trial can begin. Clinical holds also may be imposed by the FDA at any time before or during clinical trials due to safety concerns or non-compliance with applicable regulations. As a result, submission of an IND may not result in FDA authorization to commence a clinical trial. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development.
Clinical Trials
Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with federal regulations and GCP requirements, which include the requirements that all research subjects provide their informed consent in writing for their participation in any clinical trial, as well as review and approval of the trial by an IRB. Investigators must also provide certain information to the clinical trial sponsors to allow the sponsors to make certain financial disclosures to the FDA. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, the trial procedures, the parameters to be used in monitoring safety, the effectiveness criteria to be evaluated, and a statistical analysis plan. A protocol for each clinical trial, and any subsequent protocol amendments, must be submitted to the FDA as part of the IND. In addition, an IRB at each site participating in the clinical trial, or a central IRB, must review and approve the plan for any clinical trial, informed consent forms, and communications to trial subjects before a trial commences at that site. An IRB considers, among other things, whether the risks to individuals participating in the trials are minimized and are reasonable in relation to anticipated benefits, and whether the planned human subject protections are adequate. The IRB must continue to oversee the clinical trial while it is being conducted. If a product candidate is being investigated for multiple intended indications, separate INDs may also be required. Status reports summarizing the progress of the clinical trials must be submitted at least annually to the FDA and the IRB and more frequently if suspected unexpected serious adverse reactions occur, findings from other studies suggest a significant risk to humans exposed to the biologic, findings from animal or in vitro testing suggest a significant risk for human subjects, or other significant safety information is found.
The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions on various grounds, including if the agency believes that the clinical trial either is not being conducted in accordance with regulatory requirements or presents an unacceptable risk to the clinical trial patients. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB’s requirements or if the trial poses an unexpected serious harm to subjects. The FDA or an IRB may also impose conditions on the conduct of a clinical trial. Clinical trial sponsors may also choose to discontinue clinical trials as a result of risks to subjects, a lack of favorable results, or changing business priorities. Some clinical trials also include oversight by an independent group of qualified experts organized by the trial sponsor, known as an independent data monitoring committee, or IDMC, which provides authorization for whether a trial may move forward at designated check points based on review of certain data from the trial, to which only the IDMC has access, and may recommend halting the trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy.
Sponsors of clinical trials of certain FDA-regulated products generally must register and disclose certain clinical trial information to a public registry maintained by the National Institutes of Health, or NIH. In particular, information related to the investigational product, patient population, phase of investigation, trial sites and investigators and other aspects of the clinical trial is made public as part of the registration of the clinical trial. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs. Although sponsors are also obligated to disclose the results of their clinical trials after completion, disclosure of the results may be delayed in some cases for up to two years after the date of completion of the trial. Failure to timely register a covered clinical study or to submit study results as provided for in the law can give rise to civil monetary penalties and also prevent the non-compliant party from receiving future grant funds from the federal government. The NIH’s Final Rule on ClinicalTrials.gov registration and reporting requirements became effective in 2017, and the government has brought enforcement actions against non-compliant clinical trial sponsors. Sponsors or distributors of investigational products for the diagnosis, monitoring, or treatment of one or more serious diseases or conditions must also have a publicly available policy on evaluating and responding to requests for expanded access requests.
The manufacture of investigational biologics for the conduct of human clinical trials is subject to cGMP requirements. Investigational biologics and their therapeutic substances that are imported into the United States are also subject to regulation by the FDA. Further, the export of investigational products outside of the United States is subject to regulatory requirements of the receiving country as well as U.S. export requirements under the FDCA.
In general, for purposes of BLA approval, human clinical trials are typically conducted in three sequential phases, which may overlap or be combined.
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Phase 1—The product candidate is initially administered to healthy human volunteers and tested for safety, dosage tolerance, structure-activity relationships, mechanism of action, absorption, metabolism, distribution, and excretion. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be too inherently toxic to administer ethically to healthy volunteers, the initial human testing is often conducted in patients with the target disease or condition. If possible, Phase 1 trials may also be used to gain an initial indication of product effectiveness.

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Phase 2—Studies are conducted in limited subject populations with a specified disease or condition to evaluate preliminary efficacy, identify optimal dosages, dosage tolerance and schedule, possible adverse effects and safety risks, and expanded evidence of safety. Multiple Phase 2 clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more extensive clinical trials.

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Phase 3—Clinical trials are undertaken with expanded subject populations, generally at geographically dispersed clinical trial sites, to generate sufficient data to provide statistically significant evidence of clinical efficacy and safety of the product candidate, to establish the overall risk-benefit profile of the product candidate, and to provide adequate information for the labeling of the product candidate. Typically, two adequate, well-controlled trials are required by the FDA for biological product approval. Under some limited circumstances, however, the FDA may approve a BLA based upon a single clinical trial plus confirmatory evidence from a post-market trial or, alternatively, a single large, robust, well-controlled multicenter trial without confirmatory evidence.

Additional kinds of data may also help to support a BLA, such as patient experience and real-world data. For appropriate indications sought through supplemental BLAs, data summaries may provide marketing application support. For genetically targeted products and variant protein targeted products intended to address an unmet medical need in one or more patient subgroups with a serious or life threatening rare disease or condition, the FDA may allow a sponsor to rely upon data and information previously developed by the sponsor or for which the sponsor has a right of reference, that was submitted previously to support an approved application for a product that incorporates or utilizes the same or similar genetically targeted technology or a product that is the same or utilizes the same variant protein targeted drug as the product that is the subject of the application.
The FDA may also require, or companies may voluntarily conduct, additional clinical trials for the same indication after a product is approved. These post-approval trials, referred to as Phase 4 clinical trials, are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 trials as a condition of approval of a BLA. The results of Phase 4 studies can confirm or refute the effectiveness of a product candidate and can provide important safety information.
Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, manufacturers must develop methods for testing the identity, strength, quality, potency, and purity of the final product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.
In the Consolidated Appropriations Act for 2023, Congress amended the FDCA to require sponsors of a Phase 3 clinical trial, or other “pivotal study” of a new drug to support marketing authorization, to submit a diversity action plan for such clinical trial. The action plan must include the sponsor’s diversity goals for enrollment, as well as a rationale for the goals and a description of how the sponsor will meet them. A sponsor must submit a diversity action plan to FDA by the time the sponsor submits the trial protocol to the agency for review. The FDA may grant a waiver for some or all of the requirements for a diversity action plan. It is unknown at this time how the diversity action plan may affect Phase 3 trial planning and timing or what specific information FDA will expect in such plans, but if FDA objects to a sponsor’s diversity action plan and requires the sponsor to amend the plan or take other actions, it may delay trial initiation.
Marketing Application Submission, Review by the FDA, and Marketing Approval
Assuming successful completion of the required clinical and preclinical testing in accordance with all applicable regulatory requirements, the results of product development, including chemistry, manufacture, and controls information, nonclinical studies, and clinical trial results, including negative or ambiguous results as well as positive findings, are all submitted to the FDA, along with the proposed labeling, as part of a BLA requesting approval to market the product for one or more indications. A BLA must contain sufficient evidence of the biological product candidate’s safety, purity, potency and efficacy for its proposed indication or indications. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational product to the satisfaction of the FDA. The testing and approval processes require substantial time and effort and there can be no assurance that the FDA will accept the BLA for filing and, even if filed, that any approval will be granted on a timely basis, if at all.
Under the Prescription Drug User Fee Act, as amended, or PDUFA, each BLA submission is subject to a substantial application user fee, and the sponsor of an approved BLA is also subject to an annual program fee. The

FDA adjusts the PDUFA user fees on an annual basis. The application user fee must be paid at the time of the first submission of the application, even if the application is being submitted on a rolling basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Product candidates that are designated as orphan products are also not subject to application user fees, unless the application also includes a non-orphan indication.
In addition, under the Pediatric Research Equity Act, or PREA, a BLA or supplement to a BLA for a new active ingredient, indication, dosage form, dosage regimen, or route of administration, must contain data that are adequate to assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. A sponsor who is planning to submit a marketing application for a product that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration must submit an initial Pediatric Study Plan, or PSP, within sixty days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 clinical trial. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including trial objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from pre-clinical studies, early phase clinical trials or other clinical development programs. Orphan products are exempt from the PREA requirements.
The FDA Reauthorization Act of 2017 introduced a provision regarding required pediatric studies. Under this statute, for product candidates intended for the treatment of adult cancer which are directed at molecular targets that the FDA determines to be substantially relevant to the growth or progression of pediatric cancer, original application sponsors must submit, with the marketing application, reports from molecularly targeted pediatric cancer investigations designed to yield clinically meaningful pediatric study data, gathered using appropriate formulations for each applicable age group, to inform potential pediatric labeling. The FDA may, on its own initiative or at the request of the applicant, grant deferrals or waivers of some or all of this data, as above. Unlike PREA, orphan products are not exempt from this requirement.
The FDA also may require submission of a risk evaluation and mitigation strategy, or REMS, if it determines that a REMS is necessary to ensure that the benefits of the product candidate outweigh the risks and to assure safe use of the biological product. The REMS plan could include medication guides, physician communication plans, assessment plans and/or elements to assure safe use, such as restricted distribution methods, patient registries, or other risk minimization tools. The FDA determines the requirement for a REMS, as well as the specific REMS provisions, on a case-by-case basis. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS. The FDA will not approve a BLA without a REMS, if required. An assessment of the REMS must also be conducted at set intervals. Following product approval, a REMS may also be required by the FDA if new safety information is discovered and the FDA determines that a REMS is necessary to ensure that the benefits of the product outweigh the risks.
Once the FDA receives an application, it has 60 days to review the BLA to determine if it is substantially complete to permit a substantive review, before it accepts the application for filing. The FDA may request additional information rather than accept an application for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review.
Under the goals and policies agreed to by the FDA under PDUFA, the FDA has set the review goal of completing its review of 90% of BLAs within ten months of the filing date for a standard application and within six months of the filing date for an application with priority review. For all original BLAs, the ten and six-month time periods run from the filing date; for all other submissions, including resubmissions, efficacy supplements and other supplements, the FDA’s stated review time periods, ranging from two to ten months, run from the submission date. This review goal is referred to as the PDUFA date. The PDUFA date is only a goal, and it is not uncommon for FDA review of a BLA to extend beyond the PDUFA date. The review process and the PDUFA date may also be extended if the FDA requests, or the sponsor otherwise provides, substantial additional information or clarification regarding the submission.
The FDA may also refer certain applications to an advisory committee. Before approving a product candidate for which no active ingredient has previously been approved by the FDA, the FDA must either refer that product candidate to an external advisory committee or provide in an action letter a summary of the reasons why the FDA did not refer the product candidate to an advisory committee. The FDA may also refer other product candidates to an advisory committee if FDA believes that the advisory committee’s expertise would be beneficial. An advisory committee is typically a panel that includes clinicians and other experts, which review, evaluate, and make a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making product approval decisions.
The FDA reviews a BLA to determine, among other things, whether a product candidate meets the agency’s approval standards, such as whether the application includes sufficient evidence that the product candidate is safe and effective for the proposed indications, and whether the manufacturing methods and controls are adequate to assure and preserve the product’s identity, strength, quality, potency, and purity. As part of its review, the FDA likely will re-analyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. Before approving a marketing application, the FDA typically will inspect the facility or facilities where the product is manufactured, referred to as a pre-approval inspection. The FDA will not approve an application unless it determines that the manufacturing processes and facilities, including contract manufacturers and subcontractors, are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a marketing application the FDA will inspect one or more clinical trial sites to assure compliance with applicable IND trial requirements and GCP. To assure cGMP and GCP compliance, an applicant must incur significant expenditure of time, money and effort in the areas of training, record keeping, production, and quality control.
After evaluating the marketing application and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a Complete Response Letter, or CRL. A CRL indicates that the review cycle of the application is complete and the application will not be approved in its present form, and it describes all of the specific deficiencies that the FDA identified. A CRL generally contains a statement of specific conditions that must be met in order to secure final approval of the marketing application and may require additional clinical or preclinical testing for the FDA to reconsider the application. The deficiencies identified may be minor, for example, requiring labeling changes; or major, for example, requiring additional Phase 3 clinical trials. If a CRL is issued, the applicant may either: resubmit the marketing application, addressing all of the deficiencies identified in the letter; withdraw the application; or request an opportunity for a hearing. The FDA has the goal of reviewing 90% of application resubmissions in either two or six months of the resubmission date, depending on the type of information included. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA may issue an approval letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications.
Even if the FDA approves a product, it may limit the approved indications or populations for use of the product, require that contraindications, warnings, or precautions be included in the product labeling, including a boxed warning, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a product’s safety and efficacy after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms under a REMS which can materially affect the potential market and profitability of the product. The FDA also may not approve label statements that are necessary for successful commercialization and marketing or may prevent or limit further marketing of a product based on the results of post-marketing trials or surveillance programs.
After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval. The

FDA may also withdraw the product approval if compliance with regulatory standards are not maintained or if problems occur after the product reaches the marketplace. Further, should new safety information arise, additional testing, product labeling, or FDA notification may be required.
Patent Term Restoration
Depending upon the timing, duration and specifics of FDA approval of Elicio’s biological product candidates, some of Elicio’s U.S. patents may be eligible for limited patent term extension. These patent term extensions permit a patent restoration term of up to five years as compensation for any patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND, and the submission date of a BLA, plus the time between the submission date of a BLA and the approval of that application. Only one patent applicable to an approved biological product is eligible for the extension, and the extension must be applied for prior to expiration of the patent. The USPTO in consultation with the FDA, reviews and approves the application for any patent term extension or restoration.
Biosimilars and Exclusivity
The Biologics Price Competition and Innovation Act of 2009, or BPCIA, created an abbreviated approval pathway for biological products shown to be biosimilar to or interchangeable with an FDA-licensed reference biological product. To date, a number of biosimilars have been licensed under the BPCIA, and numerous biosimilars have been approved in Europe. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.
Biosimilarity, which requires no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be demonstrated through analytical studies, animal studies, and a clinical trial or trials. There must be no difference between the reference product and a biosimilar in mechanism of action, conditions of use, route of administration, dosage form, and strength. A biosimilar product may be deemed interchangeable with the reference product if it meets the higher hurdle of demonstrating that it can be expected to produce the same clinical results as the reference product in any given patient and, for products administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic without such alternation or switching. Upon licensure by the FDA, an interchangeable biosimilar may be substituted for the reference product without the intervention of the health care provider who prescribed the reference product, although to date no such products have been approved for marketing in the United States. Complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.
A reference biologic is granted 12 years of data exclusivity from the time of first licensure of the product, and the first approved interchangeable biological product will be granted an exclusivity period of up to one year after it is first commercially marketed. However, certain changes and supplements to an approved BLA, and subsequent applications filed by the same sponsor, manufacturer, licensor, predecessor in interest, or other related entity do not qualify for the 12-year exclusivity period. As part of the Consolidated Appropriations Act for 2023, Congress amended the PHSA in order to permit multiple interchangeable products approved on the same day to receive and benefit from this one-year exclusivity period. If pediatric studies are performed and accepted by the FDA as responsive to a written request, the 12-year exclusivity period will be extended for an additional six months. In addition, the FDA will not accept an application for a biosimilar or interchangeable product based on the reference biological product until four years after the date of first licensure of the reference product. “First licensure” typically means the initial date the particular product at issue was licensed in the United States. Date of first licensure does not include the date of licensure of (and a new period of exclusivity is not available for) a supplement for the reference product for a subsequent application filed by the same sponsor or manufacturer of the reference product (or licensor, predecessor in interest or other related entity) for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength or for a modification to the structure of the biological product that does not result in a change in safety, purity or potency. Therefore, one must determine whether a new product includes a modification to the structure of a previously licensed product that results in a change in safety, purity or potency to assess whether the licensure of the new product is a first licensure that triggers its own period of exclusivity. Whether a subsequent application, if approved, warrants exclusivity as the “first licensure” of a biological product is determined on a case-by-case basis with data submitted by the sponsor.
The BPCIA is complex and continues to be interpreted and implemented by the FDA. In addition, recent government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate impact, implementation, and impact of the BPCIA is subject to significant uncertainty.
Pediatric Exclusivity
Pediatric exclusivity is a type of non-patent marketing exclusivity in the United States and, if granted, provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity or listed patents. This six-month exclusivity may be granted if a sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or patent protection cover the product are extended by six months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve another application. The issuance of a written request does not require the sponsor to undertake the described studies.
Orphan Product Designation and Exclusivity
The Orphan Drug Act provides incentives for the development of products for rare diseases or conditions. Specifically, sponsors may apply for and receive Orphan Drug Designation, or ODD, if a product candidate is intended to treat a rare disease or condition, which is generally a disease or condition affecting less than 200,000 individuals in the United States, or affecting more than 200,000 in the United States and for which there is no reasonable expectation that the cost of developing and making the product available in the United States will be recovered from United States sales. Additionally, sponsors must present a plausible hypothesis for clinical superiority to obtain ODD if there is a product already approved by the FDA that that is considered by the FDA to be the same as the already approved product and is intended for the same indication. This hypothesis for clinical superiority must be demonstrated to obtain orphan exclusivity. Orphan drug designation must be requested before submitting a marketing application for the product candidate and does not convey any advantage in or shorten the duration of the regulatory review and approval process. If granted, ODD entitles the applicant to financial incentives such as opportunities for grant funding towards clinical study costs, tax advantages, and certain user-fee waivers. After the FDA grants ODD, the identity of the therapeutic agent and its potential orphan use will be disclosed publicly by the FDA; the posting will also indicate whether the drug or biologic is no longer designated as an orphan product. More than one product candidate may receive an orphan designation for the same indication.
In addition, if a product candidate receives FDA approval for the indication for which it has ODD, the product is generally entitled to orphan exclusivity, which means the FDA may not approve any other application to market a product containing the same active moiety for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity. A product is clinically superior if it is safer, more effective or makes a major contribution to patient care. Thus, orphan drug exclusivity could block the approval of one of Elicio’s potential products for seven years if a competitor obtains approval of the same product as defined by the FDA and Elicio is not able to show the clinical superiority of its product candidate or if its product candidate’s indication is determined to be contained within the competitor’s product orphan indication. In addition, the FDA will not recognize orphan drug exclusivity if a sponsor fails to demonstrate upon approval that the product is clinically superior to a previously approved product containing the same active moiety for the same orphan condition, regardless of whether or not the previously approved product was designated an orphan drug or had orphan drug exclusivity. A product that has received ODD may not receive orphan exclusivity if it is approved for a use that is broader than the indication for which it received the designation. Orphan exclusivity does not prevent the FDA from approving a different drug or biological product for the same disease or condition, or the same product for a different disease or condition.

Recent court cases have challenged FDA’s approach to determining the scope of orphan drug exclusivity; however, at this time the agency continues to apply its long-standing interpretation of the governing regulations and has stated that it does not plan to change any orphan drug implementing regulations.
Fast Track, Breakthrough Therapy and Priority Review Designations
The FDA is authorized to designate certain products for expedited development or review if they are intended for the treatment of serious or life-threatening diseases or conditions, and demonstrate the potential to address unmet medical needs or present a significant improvement over existing therapy. These programs include fast track designation, breakthrough therapy designation and priority review designation.
To be eligible for a fast track designation, the FDA must determine, based on the request of a sponsor, that a product candidate is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need by providing a therapy where none exists or a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. Fast track designation provides opportunities for more frequent interactions with the FDA review team to expedite development and review of the product. In addition, the FDA may initiate review of sections of a marketing application before the application is complete. This “rolling review” is available if the applicant provides and the FDA approves a schedule for the submission of the application sections and the sponsor pays any required user fees upon submission of the first section of the application. In some cases, a product with fast track designation may be eligible for accelerated approval or priority review if the relevant criteria are met. The FDA may rescind, or the sponsor may forfeit, fast track designation if the designation is no longer supported by data emerging from the clinical trial process.
Under the provisions of the Food and Drug Administration Safety and Innovation Act, or FDASIA, enacted in 2012, a sponsor may request designation of a product candidate as a “breakthrough therapy.” A breakthrough therapy is defined as a drug or biologic that is intended, alone or in combination with one or more other drug or biologic, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Products designated as breakthrough therapies are eligible for the same benefits described above for fast track designation, as well as intensive guidance on an efficient development program beginning as early as Phase 1 trials, and a commitment from the FDA to involve senior managers and experienced review staff in a proactive collaborative and cross-disciplinary review. Drugs or biologics designated as breakthrough therapies are also eligible for accelerated approval of their respective marketing applications.
Finally, the FDA may grant priority review designation to product candidates that are intended to treat serious conditions and, if approved, would provide significant improvements in the safety or effectiveness over existing therapies. The FDA determines at the time that the marketing application is submitted, on a case-by-case basis, whether the proposed drug or biologic represents a significant improvement in treatment, prevention or diagnosis of disease when compared with other available therapies. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes, or evidence of safety and effectiveness in a new subpopulation. A priority review designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA’s goal for taking action on a marketing application from ten months to six months for an original application from the date of filing.
Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. Furthermore, fast track designation, breakthrough therapy designation and priority review do not change the standards for approval and may not ultimately expedite the development or approval process.
Accelerated Approval
In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval from the FDA and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may also grant accelerated approval for such a drug or biologic when the product has an effect on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, or IMM, and that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA will require that a sponsor of a drug receiving accelerated approval perform post-marketing clinical trials to verify and describe the predicted effect on IMM or other clinical endpoint, and the product may be subject to expedited withdrawal procedures. Drugs and biologics granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.
For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. An intermediate clinical endpoint is a measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a drug or biologic, such as an effect on IMM. The FDA has limited experience with accelerated approvals based on intermediate clinical endpoints, but has indicated that such endpoints generally may support accelerated approval when the therapeutic effect measured by the endpoint is not itself a clinical benefit and basis for traditional approval, if there is a basis for concluding that the therapeutic effect is reasonably likely to predict the ultimate long-term clinical benefit of a drug or biologic.
The accelerated approval pathway is most often used in settings in which the course of a disease is long and an extended period of time is required to measure the intended clinical benefit of a drug or biologic, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. For example, accelerated approval has been used extensively in the development and approval of drugs and biologics for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large clinical trials to demonstrate a clinical or survival benefit.
The accelerated approval pathway is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the drug’s clinical benefit. As a result, a product candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to establish the effect on the clinical endpoint. Failure to conduct required post-approval studies, or to confirm the predicted clinical benefit of the product during post-marketing studies, would allow the FDA to withdraw approval of the drug. As part of the Consolidated Appropriations Act for 2023, Congress provided FDA additional statutory authority to mitigate potential risks to patients from continued marketing of ineffective drugs previously granted accelerated approval. Under the act’s amendments to the FDCA, FDA may require the sponsor of a product granted accelerated approval to have a confirmatory trial underway prior to approval. The sponsor must also submit progress reports on a confirmatory trial every six months until the trial is complete, and such reports are published on FDA’s website. The amendments also give FDA the option of using expedited procedures to withdraw product approval if the sponsor’s confirmatory trial fails to verify the claimed clinical benefits of the product.
All promotional materials for product candidates being considered and approved under the accelerated approval program are subject to prior review by the FDA.
Post-approval Requirements
Any products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, monitoring and record-keeping requirements, reporting of adverse experiences with the product, periodic reporting requirements, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, as well as advertising and promotion requirements, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting products for uses or in patient populations that are not described in the product’s approved uses (known as off-label use), limitations on industry-sponsored scientific and educational activities, and requirements for promotional activities involving the Internet.
After approval, most changes to the approved product, such as adding new indications or other labeling claims are subject to prior FDA review and approval of a new BLA or a supplement, which may require the applicant to develop additional data or conduct additional pre-clinical studies and clinical trials. The FDA may also place other conditions on approvals, including the requirement for a REMS, to assure the safe use of the product. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products.

In addition, quality control and manufacturing procedures must continue to conform to applicable manufacturing requirements after approval to ensure the quality and long-term stability of the product. The cGMP regulations include requirements relating to organization of personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, records and reports and returned or salvaged products. The manufacturing facilities for Elicio’s product candidates must meet cGMP requirements and satisfy the FDA or comparable foreign regulatory authorities before any product is approved and Elicio’s commercial products can be manufactured. Elicio relies, and expects to continue to rely, on third parties for the production of clinical and commercial quantities of its products in accordance with cGMP regulations. These third-party manufacturers must comply with cGMP regulations that require, among other things, quality control and quality assurance, the maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Manufacturers, including third-party manufacturers, and other entities involved in the manufacture and distribution of approved biologics are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. Future inspections by the FDA and other regulatory agencies may identify compliance issues at the facilities of Elicio’s CMOs that may disrupt production or distribution or require substantial resources to correct. In addition, the discovery of conditions that violate these rules, including failure to conform to cGMP regulations, could result in enforcement actions, and the discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved BLA, including, among other things, voluntary recall and regulatory sanctions as described below.
The FDA also strictly regulates marketing, labeling, advertising, and promotion of products that are placed on the market. A company can make only those claims relating to a product that are approved by the FDA. Physicians, in their independent professional medical judgment, may prescribe legally available products for unapproved indications that are not described in the product’s labeling and that differ from those tested and approved by the FDA. Biopharmaceutical companies, however, are required to promote their products only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including, but not limited to, criminal and civil penalties under the FDCA and False Claims Act, exclusion from participation in federal health care programs, mandatory compliance programs under corporate integrity agreements, suspension and debarment from government contracts, and refusal of orders under existing government contracts.
Moreover, the Drug Supply Chain Security Act, or DSCSA, was enacted with the aim of building an electronic system to identify and trace certain prescription drugs distributed in the United States, including most biological products. The DSCSA imposes phased-in and resource-intensive obligations on biopharmaceutical manufacturers, wholesale distributors, and dispensers related to product tracking and tracing over a 10-year period that is expected to culminate in November 2023. Among the requirements of this legislation, manufacturers are required to provide certain information regarding the products to wholesale distributors and dispensers to which product ownership is transferred, label products with a product identifier, and keep certain records regarding the product. A manufacturers must also verify that purchasers of the manufacturer’s products are appropriately licensed. Further, under this legislation, manufacturers have product investigation, quarantine, disposition, and notification responsibilities related to counterfeit, diverted, stolen, and intentionally adulterated products that would result in serious adverse health consequences of death to humans, as well as products that are the subject of fraudulent transactions or which are otherwise unfit for distribution such that they would be reasonably likely to result in serious health consequences or death.
FDA’s post-market requirements are continuously evolving and additional requirements may apply. For instance, in March 2020, the U.S. Congress passed the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, which includes various provisions regarding FDA drug shortage reporting requirements, as well as provisions regarding supply chain security, such as risk management plan requirements, and the promotion of supply chain redundancy and domestic manufacturing. Any changes of law may require that Elicio modify how it conducts its business and may require additional expenditure to ensure that Elicio is in compliance.
Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in significant regulatory actions. Such actions may include refusal to approve pending applications, license or approval suspension or revocation, imposition of a clinical hold or termination of clinical trials, warning letters, untitled letters, cyber letters, modification of promotional materials or labeling, provision of corrective information, imposition of post-market requirements including the need for additional testing, imposition of distribution or other restrictions under a REMS, product recalls, product seizures or detentions, refusal to allow imports or exports, total or partial suspension of production or distribution, FDA debarment, injunctions, fines, consent decrees, corporate integrity agreements, suspension and debarment from government contracts, and refusal of orders under existing government contracts, exclusion from participation in federal and state health care programs, restitution, disgorgement, or civil or criminal penalties, including fines and imprisonment, and adverse publicity, among other adverse consequences.
Additional Controls for Biologics
To help reduce the increased risk of the introduction of adventitious agents, the PHSA emphasizes the importance of manufacturing controls for products whose attributes cannot be precisely defined. The PHSA also provides authority to the FDA to immediately suspend licenses in situations where there exists a danger to public health, to prepare or procure products in the event of shortages and critical public health needs, and to authorize the creation and enforcement of regulations to prevent the introduction or spread of communicable diseases in the United States and between states.
After a BLA is approved, the product may also be subject to official lot release as a condition of approval. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing the results of all of the manufacturer’s tests performed on the lot. The FDA may also perform certain confirmatory tests on lots of some products before releasing the lots for distribution by the manufacturer.
In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency, and effectiveness of biological products.
Fraud and Abuse, Data Privacy and Security, and Transparency Laws and Regulations
Although Elicio currently does not have any products on the market, its business activities and current and future arrangements with investigators, health care professionals, consultants, third-party payors and customers may be subject to regulation and enforcement by numerous federal and state regulatory and law enforcement authorities in the United States in addition to the FDA, including potentially the Department of Justice, the Department of Health and Human Services and its various divisions, including the Centers for Medicare and Medicaid Services, or CMS, and the Health Resources and Services Administration, the Department of Veterans Affairs, the Department of Defense, and state and local governments. Elicio’s business activities must comply with numerous health care laws, including but not limited to, anti-kickback and false claims laws and regulations as well as data privacy and security laws and regulations, which are described below, as well as state and federal consumer protection and unfair competition laws.
The federal Anti-Kickback Statute, which regulates, among other things, marketing practices, educational programs, pricing policies, and relationships with health care providers or other entities, prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting, or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering, or arranging for or recommending the purchase, lease, or order, or the referral to another for the furnishing or arranging for the furnishing of any item or service reimbursable under Medicare, Medicaid, or other federal health care programs, in whole or in part. The term “remuneration” has been interpreted broadly to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between biopharmaceutical industry members on one hand and prescribers, purchasers, formulary managers, and beneficiaries on the other. There are certain statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly, and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal health care covered business, including purchases of products paid by federal health care programs, the statute has been violated. The Patient Protection and Affordable Care Act, or ACA, of 2010, as amended, also modified the intent requirement under the Anti-Kickback Statute to a stricter standard, such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the ACA also provided that a violation of the federal Anti-Kickback Statute is grounds for the government or a whistleblower to assert that a claim for payment of items or services resulting from such violation constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.
The federal civil False Claims Act, or FCA, prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to, or approval by, the federal government, knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government, or avoiding, decreasing, or concealing an obligation to pay money to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The civil False Claims Act has been used to assert liability on the basis of kickbacks and other improper referrals, improperly reported government pricing metrics such as Best Price or Average Manufacturer Price, improper use of Medicare provider or supplier numbers when detailing a provider of services, improper promotion of off-label uses, and allegations as to misrepresentations with respect to products, contract requirements, and services rendered. Intent to deceive is not required to establish liability under the civil False Claims Act. Civil False Claims Act actions may be brought by the government or may be brought by private individuals on behalf of the government, called “qui tam” actions. If the government decides to intervene in a qui tam action and prevails in the lawsuit, the individual will share in the proceeds from any fines or settlement funds. If the government declines to intervene, the individual may pursue the case alone. The civil FCA provides for treble damages and a civil penalty for each false claim, such as an invoice or pharmacy claim for reimbursement, which can aggregate into millions of dollars. For these reasons, since 2004, False Claims Act lawsuits against biopharmaceutical companies have increased significantly in volume and breadth, leading to several substantial civil and criminal settlements regarding certain sales practices and promoting off label uses. Civil False Claims act liability may further be imposed for known Medicare or Medicaid overpayments, for example, overpayments caused by understated rebate amounts that are not refunded within 60 days of discovering the overpayment, even if the overpayment was not caused by a false or fraudulent act. In addition, conviction or civil judgment for violating the FCA may result in exclusion from federal health care programs, and suspension and debarment from government contracts, and refusal of orders under existing government contracts.
The government may further prosecute conduct constituting a false claim under the criminal False Claims Act. The criminal False Claims Act prohibits the making or presenting of a claim to the government knowing such claim to be false, fictitious, or fraudulent and, unlike the civil False Claims Act, requires proof of intent to submit a false claim.
The civil monetary penalties statute is another potential statute under which biopharmaceutical companies may be subject to enforcement. Among other things, the civil monetary penalties statue imposes fines against any person who is determined to have knowingly presented, or caused to be presented, claims to a federal health care program that the person knows, or should know, is for an item or service that was not provided as claimed or is false or fraudulent.
The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, also created federal criminal statutes that prohibit, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, a health care benefit program, regardless of whether the payor is public or private, in connection with the delivery or payment for health care benefits, knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a health care offense and knowingly and willfully falsifying, concealing, or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, health care benefits, items, or services relating to health care matters. Additionally, the ACA amended the intent requirement of certain of these criminal statutes under HIPAA so that a person or entity no longer needs to have actual knowledge of the statute, or the specific intent to violate it, to have committed a violation.

Under the federal Physician Payments Sunshine Act and its implementing regulations, manufacturers of biologics for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program (with certain exceptions) must make annual reports to CMS regarding payments and other transfers of value made to or at the request of covered recipients, such as, but not limited to, physicians, physician assistants, nurse practitioners, clinical nurse specialists, and certified registered nurse anesthetists and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family. Certain payments for clinical trials are included within the ambit of this law. CMS makes the reported information publicly available.
Further, Elicio may be subject to data privacy and security regulation by both the federal government and the states in which it conducts its business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or the HITECH Act, and its respective implementing regulations impose requirements on covered entities relating to the privacy, security, and transmission of individually identifiable health information, known as protected health information. Among other things, the HITECH Act, through its implementing regulations, makes HIPAA’s security standards and certain privacy standards directly applicable to business associates, defined as a person or organization, other than a member of a covered entity’s workforce, that creates, receives, maintains, or transmits protected health information on behalf of a covered entity for a function or activity regulated by HIPAA. The HITECH Act also strengthened the civil and criminal penalties that may be imposed against covered entities, business associates, and individuals, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, other federal and state laws, such as the California Consumer Privacy Act, may govern the privacy and security of health and other information in certain circumstances, many of which differ from each other in significant ways and may not be preempted by HIPAA, thus complicating compliance efforts.
Many states have also adopted laws similar to each of the above federal laws, which may be broader in scope and apply to items or services reimbursed by any third-party payor, including commercial insurers. Certain state laws also regulate sponsors’ use of prescriber-identifiable data. Certain states also require implementation of commercial compliance programs and compliance with the pharmaceutical industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government, or otherwise restrict payments or the provision of other items of value that may be made to health care providers and other potential referral sources; impose restrictions on marketing practices; or require sponsors to track and report information related to payments, gifts, and other items of value to physicians and other health care providers. Furthermore, to distribute products commercially, Elicio must comply with state laws requiring the registration of manufacturers and wholesale distributors of drug and biological products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Recently, states have enacted or are considering legislation intended to make drug prices more transparent and deter significant price increases, typically as consumer protection laws. These laws may affect Elicio’s future sales, marketing, and other promotional activities by imposing administrative and compliance burdens.
If Elicio’s operations are found to be in violation of any of the laws or regulations described above or any other laws that apply to it, Elicio may be subject to penalties or other enforcement actions, including criminal and significant civil monetary penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government health care programs, corporate integrity agreements, suspension and debarment from government contracts and non-procurement transactions such as grants, and refusal of orders under existing government contracts, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of Elicio’s operations, any of which could adversely affect Elicio’s ability to operate its business and its results operations. Any action against us for violation of these laws, even if Elicio successfully defends against it, could cause Elicio to incur significant legal expenses and divert its management’s attention from the operation of its business.
To the extent that any of Elicio’s products are sold in a foreign country, Elicio may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to health care professionals.
Coverage and Reimbursement Generally
The commercial success of Elicio’s product candidates and its ability to commercialize any approved product candidates successfully will depend in part on the extent to which governmental payor programs at the federal and state levels, including Medicare and Medicaid, private health insurers, and other third-party payors provide coverage for and establish adequate reimbursement levels for Elicio’s product candidates. Government authorities, private health insurers, and other organizations generally decide which therapeutics they will pay for and establish reimbursement levels for health care. A growing trend in recent years is the containment of health care costs. Accordingly, governmental payors are increasingly trying control therapeutic prices through reimbursement restrictions, rebates, mandatory discounts, and formulary restrictions, among other strategies.
Medicare is a federal health care program administered by the federal government that covers individuals aged 65 and over as well as individuals with certain disabilities. Drugs and biologics may be covered under one or more sections of Medicare depending on the nature of the product and the conditions associated with and site of administration. For example, under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which provide coverage for outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Parts A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level.
Medicare Part B covers most injectable drugs and biologics given in an in-patient setting and some products administered by a licensed medical provider in hospital outpatient departments and doctors’ offices. Medicare Part B is administered by Medicare Administrative Contractors, which generally have the responsibility of making coverage decisions. Subject to certain payment adjustments and limits, Medicare generally pays for a Part B-covered drug or biologic based on a percentage of manufacturer-reported average sales price, which is regularly updated. Elicio believes that its product candidates, which are intended to be administered by a health care professional in a clinical environment, will be subject to the Medicare Part B rules.
In the United States, the European Union, and other markets for Elicio’s product candidates, government authorities and third-party payors are increasingly attempting to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies, which often has resulted in average selling prices lower than they would otherwise be and sometimes at or below the provider’s acquisition cost. In the United States, it is also common for government and private health plans to use coverage determinations to leverage rebates from sponsors in order to reduce the plans’ net costs. These restrictions and limitations influence the purchase of health care services and products and lower the realization on sponsors’ sales of prescription therapeutics. Third-party payors are developing increasingly sophisticated methods of controlling health care costs. Third-party payors may limit coverage to specific therapeutic products on an approved list, or formulary, which might not include all of the FDA-approved products for a particular indication or might impose high copayment amounts to influence patient choice. Third-party payors also control costs by requiring prior authorization or imposing other dispensing restrictions before covering certain products and by broadening therapeutic classes to increase competition. Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. Absent clinical differentiators, third-party payors may treat products as therapeutically equivalent and base formulary decisions on net cost. To lower the prescription cost, sponsors frequently rebate a portion of the prescription price to the third-party payors. Recently, purchasers and third-party payors have begun to focus on value of new therapeutics and have sought agreements in which price is based on achievement of performance metrics.
Federal programs also impose price controls through mandatory ceiling prices on purchases by federal agencies and federally funded hospitals and clinics and mandatory rebates on retail pharmacy prescriptions paid by Medicaid and Tricare. By example, payment or reimbursement of prescription therapeutics by Medicaid or Medicare requires sponsors to submit certified pricing information to CMS. The Medicaid Drug Rebate statute and state statutes requires sponsors to calculate and report price points, which are used to determine mandatory rebate payments or negotiate supplemental rebate payments on both the state and federal level and Medicaid payment rates for certain therapeutics. For therapeutics paid under Medicare Part B, sponsors must also calculate and report their Average Sales Price, which is used to determine the Medicare Part B payment rate. Furthermore, as a condition of receiving Medicare Part B reimbursement for eligible drugs or biologicals, the manufacturer is required to participate in other government health care programs, including the Medicaid Drug Rebate Program and the 340B Drug Pricing Program. The Medicaid Drug Rebate Program requires biopharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of HHS as a condition for states to receive federal matching funds for the manufacturer’s outpatient therapeutic products furnished to Medicaid patients. Under the 340B Drug Pricing Program, the manufacturer must extend discounts to entities that participate in the program. In addition, therapeutics covered by certain government payor programs are subject to an additional inflation penalty which can substantially increase rebate payments. Certain states have also enacted laws that require that manufacturers report certain pricing information, including drug price increases. States laws may also limit the amount that prices may be increased or require negotiation of supplemental rebates for new drugs entering the market at price points determined to be high. Refusal to negotiate supplemental rebates can negatively affect market access and provider reimbursement.
Private payors often rely on the lead of the governmental payors in rendering coverage and reimbursement determinations. Therefore, achieving favorable CMS coverage and reimbursement is usually a significant gating issue for successful introduction of a new product. In addition, government programs as a condition of participation mandate fixed discounts or rebates from sponsors regardless of formulary position or utilization and may utilize mechanisms such as formulary placement to attain further price reductions, which can greatly reduce realization on the sale.
Further, the increased emphasis on managed health care in the United States and on country and regional pricing and reimbursement controls in the European Union will put additional pressure on product pricing, reimbursement, and utilization, which may adversely affect Elicio’s future product sales and results of operations. These pressures can arise from rules and practices of managed care groups, competition within therapeutic classes, judicial decisions and governmental laws and regulations related to Medicare, Medicaid, and health care reform, biopharmaceutical coverage and reimbursement policies, and pricing in general. Patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated health care costs. Sales of Elicio’s product candidates will therefore depend substantially, both domestically and abroad, on the extent to which the costs of Elicio’s products will be paid by health maintenance, managed care, pharmacy benefit and similar health care management organizations, or reimbursed by government health administration authorities, such as Medicare and Medicaid, private health insurers, and other third-party payors.
In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. Some countries provide that drug products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of Elicio’s product candidate to currently available therapies (so called health technology assessment, or HTA) in order to obtain reimbursement or pricing approval. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. Other member states allow companies to fix their own prices for drug products but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of Elicio’s products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to by significantly lower.
As a result of the above, Elicio may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of Elicio’s products, in addition to the costs required to obtain marketing approvals in the United States and in other jurisdictions. Elicio’s product candidates may not be considered medically necessary or cost-effective, or the rebate percentages required to secure coverage may not yield an adequate margin over cost. Additionally, companies are increasingly finding it necessary to establish bridge programs to assist patients access new therapies during protracted initial coverage determination periods.
Moreover, a payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved or that significant price concessions will not be required to avoid restrictive conditions. High health plan co-payment requirements may result in patients refusing prescriptions or seeking alternative therapies. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on Elicio’s investment in therapeutic development. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which Elicio receives regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future. Legislative proposals to reform health care or reduce costs under government insurance programs may result in lower reimbursement for Elicio’s products and product candidates or exclusion of Elicio’s products and product candidates from coverage. The cost containment measures that health care payors and providers are instituting and any health care reform could significantly reduce Elicio’s revenues from the sale of any approved product candidates. Elicio cannot provide any assurances that it will be able to obtain and maintain third-party coverage or adequate reimbursement for Elicio’s product candidates in whole or in part.
Health Care Reform Measures
In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the health care system that could prevent or delay marketing approval of product and therapeutic candidates, restrict or regulate post-approval activities, and affect the ability to profitably sell product and therapeutic candidates that obtain marketing approval. The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of Elicio’s product and therapeutic candidates. If Elicio is slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Elicio is not able to maintain regulatory compliance, Elicio may lose any marketing approval that it otherwise may have obtained and it may not achieve or sustain profitability, which would adversely affect Elicio’s business, prospects, financial condition and results of operations. Moreover, among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in health care systems with the stated goals of containing health care costs, improving quality and/or expanding access.
For example, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “ACA”), was enacted in March 2010 and has had a significant impact on the health care industry in the United States. The ACA expanded coverage for the uninsured while at the same time containing overall health care costs. With regard to biopharmaceutical products, the ACA, among other things, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, established annual fees on manufacturers of certain branded prescription drugs, and created a new Medicare Part D coverage gap discount program. Additionally, the CREATES Act, which became law on December 20, 2019, aims to address the concern articulated by both the FDA and others in the industry that some brand manufacturers have improperly restricted the distribution of their products, including by invoking the existence of a REMS for certain products, to deny generic product developers access to samples of brand products. Because generic product developers need samples to conduct certain comparative testing required by the FDA, some have attributed the inability to timely obtain samples as a cause of delay in the entry of generic products. To remedy this concern, the CREATES Act establishes a private cause of action that permits a generic product developer to sue the brand manufacturer to compel it to furnish the necessary samples on “commercially reasonable, market-based terms.” Whether and how generic product developments will use this new pathway, as well as the likely outcome of any legal challenges to provisions of the CREATES Act, remain highly uncertain and its potential effects on any of Elicio’s future commercial products are unknown.
Following several years of litigation in the federal courts, in June 2021, the U.S. Supreme Court upheld the ACA when it dismissed a legal challenge to the ACA’s constitutionality. Further legislative and regulatory changes under the ACA remain possible, but it is unknown what form any such changes or any law would take and how or whether it may affect the biopharmaceutical industry as a whole or Elicio’s business in the future. Elicio expects that changes or additions to the ACA, the Medicare and Medicaid programs, and changes stemming from other health care reform measures, especially with regard to health care access, financing or other legislation in individual states, could have a material adverse effect on the health care industry in the United States.
In addition, other legislative changes have been proposed and adopted in the United States since the ACA that affect health care expenditures. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013 and was extended by the Consolidated Appropriations Act for 2023, and will remain in effect through 2032 unless additional Congressional action is taken.
Moreover, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. In May 2019, DHHS issued a final rule to allow Medicare Advantage plans the option to use step therapy for Part B drugs beginning January 1, 2020. This final rule codified a DHHS policy change that was effective January 1, 2019.
More recently, in August 2022, President Biden signed into the law the Inflation Reduction Act of 2022, or the IRA. Among other things, the IRA has multiple provisions that may impact the prices of drug products that are both sold into the Medicare program and throughout the United States. Starting in 2023, a manufacturer of a drug or biological product covered by Medicare Parts B or D must pay a rebate to the federal government if the drug product’s price increases faster than the rate of inflation. This calculation is made on a drug product by drug product basis and the amount of the rebate owed to the federal government is directly dependent on the volume of a drug product that is paid for by Medicare Parts B or D. Additionally, starting in payment year 2026, CMS will negotiate drug prices annually for a select number of single-source Part D drugs without generic or biosimilar competition. CMS will also negotiate drug prices for a select number of Part B drugs starting for payment year 2028. If a drug product is selected by CMS for negotiation, it is expected that the revenue generated from such drug will decrease.
Individual states in the United States have also increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In December 2020, the U.S. Supreme Court held unanimously that federal law does not preempt the states’ ability to regulate pharmaceutical benefit managers (“PBMs”) and other members of the health care and pharmaceutical supply chain, an important decision that may lead to further and more aggressive efforts by states in this area.
Elicio cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. Elicio expects that additional state and federal health care reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for health care products and services, including any future drug products for which Elicio secures marketing approval.
The Foreign Corrupt Practices Act
The Foreign Corrupt Practices Act, or FCPA, prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party, or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. Activities that violate the FCPA, even if they occur wholly outside the United States, can result in criminal and civil fines, imprisonment, disgorgement, oversight, and suspension and debarment from government contracts, and refusal of orders under existing government contracts.
European Union Drug Development
In the European Union, or EU, Elicio’s product candidates and products, should they receive marketing authorization in the EU, will be subject to extensive regulatory requirements. As in the United States, medicinal products can be marketed only if a marketing authorization from the competent regulatory agencies has been obtained. Similar to the United States, the various phases of preclinical and clinical research in the European Union are subject to significant regulatory controls. Although the EU Clinical Trials Directive 2001/20/EC has sought to harmonize the EU clinical trials regulatory framework, setting out common rules for the control and authorization of clinical trials in the EU, the EU member states have transposed and applied the provisions of the Directive differently. This has led to some variations in the member state regimes.
In April 2014, the Clinical Trials Regulation, (EU) No 536/2014, was adopted and it became effective on January 31, 2022. The Clinical Trials Regulation will be directly applicable in all of the EU Member States, repealing the current Clinical Trials Directive 2001/20/EC. The extent to which ongoing clinical trials will be governed by the Clinical Trials Regulation will depend on when the clinical trial is initiated or on the duration of an ongoing trial. As of January 2023, all new clinical trials must comply with the Clinical Trials Regulation. In addition, any clinical trial that was already under way as of January 1, 2023 and continues for more than three years from the day on which the Clinical Trials Regulation becomes applicable (i.e., January 31, 2025), the Clinical Trials Regulation will at that time begin to apply to the clinical trial.
The Clinical Trials Regulation aims to simplify and streamline the approval of clinical trials in the European Union. The main characteristics of the regulation include: a streamlined application procedure via a single entry point, the “EU portal” or Clinical Trial Information System, or CTIS; a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts. Part I is assessed by the competent authorities of all EU Member States in which an application for authorization of a clinical trial has been submitted (Member States concerned). Part II is assessed separately by each Member State concerned. Strict deadlines have been established for the assessment of clinical trial applications. The role of the relevant ethics committees in the assessment procedure will continue to be governed by the national law of the concerned EU Member State.
European Data Collection
The collection and use of personal health data in the EU is governed by the General Data Protection Regulation, or GDPR. The GDPR applies to any company established in the European Economic Area, or EEA, (which includes the EU Member States plus Iceland, Liechtenstein, and Norway) and to companies established outside the EEA that process personal data in connection with the offering of goods or services to data subjects in the EEA or the monitoring of the behavior of data subjects in the EEA. The GDPR establishes stringent requirements applicable to the processing of personal data, including strict requirements relating to the validity of consent of data subjects, expanded disclosures about how personal data is used, requirements to conduct data protection impact assessments for “high risk” processing, limitations on retention of personal data, special provisions affording greater protection to and requiring additional compliance measures for “special categories of personal data” including health and genetic information of data subjects, mandatory data breach notification (in certain circumstances), “privacy by design” requirements, and direct obligations on service providers acting as processors. The GDPR also prohibits the international transfer of personal data from the EEA to countries outside of the EEA unless made to a country deemed to have adequate data privacy laws by the European Commission or a data transfer mechanism has been put in place. Failure to comply with the GDPR requirements may subject an entity to litigation, regulatory investigations, enforcement notices and/or fines of up to 20 million Euros or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, as well as compensation claims by affected individuals, negative publicity, reputational harm and a potential loss of business and goodwill.
The GDPR may also impose additional compliance obligations relating to the transfer of data between companies and their subsidiaries or other business partners. For example, on July 16, 2020, the Court of Justice of the European Union (CJEU), issued a landmark opinion in the case Maximilian Schrems vs. Facebook (Case C-311/18), called Schrems II. This decision (a) calls into question commonly relied upon data transfer mechanisms as between the EU Member States and the United States (such as the Standard Contractual Clauses) and (b) invalidates the EU-U.S. Privacy Shield on which many companies had relied as an acceptable mechanism for transferring such data from the EU to the United States. The CJEU is the highest court in Europe and the Schrems II decision heightens the burden on data importers to assess U.S. national security laws on their business and future actions of EU data protection authorities are difficult to predict.
United Kingdom Regulation
As of January 1, 2021, EU law no longer directly applies in the United Kingdom. The United Kingdom has adopted existing EU medicines regulation as standalone UK legislation with some amendments to reflect procedural and other requirements with respect to marketing authorizations and other regulatory provisions.
In order to market medicines in the United Kingdom, manufacturers must hold a UK authorization. On January 1, 2021, all EU marketing authorizations were converted to UK marketing authorizations subject to a manufacturer opt-out. UK medicines legislation is subject to future regulatory change under the Medicines and Medical Devices Act 2021, which sets out a framework for the adoption of medicines regulation. Guidance issued by the Medicines and Healthcare products Regulatory Agency, or MHRA, states that the United Kingdom will have the power to take into account marketing authorizations made under the EU decentralized and mutual recognition procedures. In addition, the MHRA’s guidance has been updated to refer to new national licensing procedures including new routes of evaluation for novel and biotechnological products.

Different rules will apply in Northern Ireland following implementation of the Northern Ireland Protocol. In Northern Ireland, EU central marketing applications will continue to apply.
The Trade and Cooperation Agreement between the EU and the United Kingdom contains an Annex in relation to medicinal products with the objective of facilitating availability of medicines, promotion of public health and consumer protection in respect of medicinal products. The Annex provides for mutual recognition of good manufacturing practice (GMP) inspections and certificates, meaning that manufacturing facilities do not need to undergo duplicate inspections for the two markets. The Annex establishes a Working Group on Medicinal Products to deal with matters under the Trade and Cooperation Agreement, facilitate co-operation and for the carrying out of technical discussions. It is expected that further bilateral discussions will continue with respect to regulatory areas not the subject of the Trade and Cooperation Agreement, including pharmacovigilance. The Trade and Cooperation Agreement also does not include reciprocal arrangements for the recognition of batch testing certification. However, the United Kingdom has listed approved countries, including the EEA which will enable UK importers and wholesales to recognize certain certification and regulatory standards. The European Commission has not adopted such recognition procedures.
Relatedly, following the United Kingdom’s withdrawal from the EU, the GDPR has been implemented in the United Kingdom (as the UK GDPR). The UK GDPR sits alongside the UK Data Protection Act 2018 which implements certain derogations in the EU GDPR into United Kingdom law. Under the UK GDPR, companies not established in the United Kingdom but who process personal data in relation to the offering of goods or services to individuals in the United Kingdom, or to monitor their behavior will be subject to the UK GDPR – the requirements of which are (at this time) largely aligned with those under the EU GDPR and as such, may lead to similar compliance and operational costs with potential fines of up to £17.5 million or 4% of global turnover. In 2022, the UK government proposed and debated the Data Protection and Digital Information Bill to harmonize the 2018 Data Protection Act, UK GDPR, and the Privacy and Electronic Communications Regulations under one legislative framework. However, progress on the bill stalled as the government continues to assess the most optimal approach to data protection reform.
Rest of the World Regulation
For other countries outside of the EU and the United States, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. Additionally, clinical trials to support applications for marketing authorization in such jurisdictions must be conducted in accordance with GCP requirements and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.
If Elicio fails to comply with applicable foreign regulatory requirements, Elicio may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.
Human Capital
As of April 13, 2023, Elicio had 24 employees, all of whom were full-time, and of whom nine have Ph.D. or M.D. degrees, and 20 are engaged in research and development and manufacturing activities. Elicio does not have any employees represented by a labor union or covered under a collective bargaining agreement.
Talent Acquisition and Retention
Elicio recognizes its employees largely contribute to its success. To this end, Elicio supports business growth by seeking to attract and retain best-in-class talent. Elicio uses internal and external resources to recruit highly skilled candidates for open positions. Elicio believes it is able to attract and retain superior talent as measured by its minimal turnover rate and high employee service tenure.
Total Rewards
Elicio’s total rewards philosophy has been to create investment in its workforce by offering a competitive compensation and benefits package. Elicio provides employees with compensation packages including base salary, annual incentive bonuses, and long-term equity incentive awards. Elicio also offers comprehensive employee benefits, such as life, disability, and health insurance, health savings and flexible spending accounts, paid time off, and a 401(k) plan. It is Elicio’s express intent to be an employer of choice in its industry by providing a market-competitive compensation and benefits package.

Diversity, Equity, and Inclusion
Elicio believes a diverse workforce is critical to its success. Elicio’s mission is to value differences in races, ethnicities, religions, nationalities, genders, ages, and sexual orientations, as well as education, skill sets, and experience. Elicio is focused on inclusive hiring practices, fair and equitable treatment, organizational flexibility, and training and resources.
Training and Development
Elicio believes in encouraging employees in becoming lifelong learners by providing ongoing learning and leadership training opportunities. While Elicio strives to provide real-time recognition of employee performance, it has a formal annual review process not only to determine pay and equity adjustments tied to individual contributions, but to identify areas where training and development may be needed.
Facilities
Elicio’s current headquarters is comprised of 13,424 square feet of office and laboratory space. The lease term is for eight years. The initial annual rent is $1,235,008 with a 3% annual increase. The lease termination date is February 28, 2030. Elicio believes the space is adequate to meet its near-term needs.
Legal Proceedings
From time to time, Elicio may become involved in litigation or legal proceedings relating to claims arising from the ordinary course of its business. Elicio is not currently a party to any material legal proceedings.